                                                                    EXHIBIT 99.1

SELECTED FINANCIAL DATA.

      The following table sets forth selected financial and operating information on a historical basis for Colonial Properties for each of the five years ended December 31, 2003. The following information should be read together with the consolidated financial statements and notes thereto of Colonial Properties Trust in "Item 8. Financial Statements and Supplementary Data.

                            COLONIAL PROPERTIES TRUST
                         SELECTED FINANCIAL INFORMATION

(in thousands, except per share data)              2003             2002             2001             2000             1999
-------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
-------------------------------------------------------------------------------------------------------------------------------
Total revenue                                   $   289,226      $   279,740      $   265,209      $   252,870      $   237,323
Expenses:
   Depreciation and amortization                     79,719           73,211           62,779           55,383           47,879
   Other operating                                  109,261           98,162           87,148           82,475           82,124
Income from operations                              100,246          108,367          115,282          115,012          107,320
Interest expense                                     66,613           63,760           69,185           69,445           55,734
Other income (expense), net                           7,568           35,860           16,656            8,539            6,301
Income from continuing operations                    28,473           53,022           39,698           33,070           38,028
Income from discontinued operations                  23,792           20,355           15,911           16,520           17,748
Dividends to preferred shareholders                  15,284           15,565           13,407           10,940           10,943
Distributions to preferred unitholders                8,873            8,873            8,873            8,873            7,588

Net income available to common shareholders          32,530           57,812           42,202           38,650           44,833

Per share - basic:

   Income from continuing operations            $      0.98      $      2.34      $      1.98      $      1.75      $      1.72
   Income from discontinued operations                 0.32             0.27             0.05      $      0.07      $      0.11
                                                -------------------------------------------------------------------------------
          Net income per share - basic          $      1.30      $      2.61      $      2.03      $      1.82      $      1.83
                                                -------------------------------------------------------------------------------

Per share - diluted:

   Income from continuing operations            $      0.97      $      2.32      $      1.97      $      1.75      $      1.72
   Income from discontinued operations                 0.32             0.26             0.05      $      0.07      $      0.11
                                                -------------------------------------------------------------------------------
          Net income per share - diluted        $      1.29      $      2.58      $      2.02      $      1.82      $      1.83
                                                -------------------------------------------------------------------------------

Dividends declared                              $      2.66      $      2.64      $      2.52      $      2.40      $      2.32
                                                -------------------------------------------------------------------------------

BALANCE SHEET DATA

Land, buildings and equipment, net              $ 1,970,699      $ 1,947,078      $ 1,756,260      $ 1,769,506      $ 1,586,333
Total assets                                      2,194,927        2,129,856        2,014,623        1,944,099        1,863,518
Total debt                                        1,267,865        1,262,193        1,191,791        1,179,095        1,039,863
                                                -------------------------------------------------------------------------------

OTHER DATA

Funds from operations (1) *                     $   123,050      $   127,654      $   121,508      $   114,478      $   113,872
Total market capitalization (2)                   2,998,390        2,679,607        2,466,524        2,237,256        2,027,036
Cash flow provided by (used in)
   Operating activities                         $   137,803      $   141,993      $   136,559      $   105,646      $   132,052
   Investing activities                            (122,554)         (99,861)         (88,872)        (114,018)        (134,137)
   Financing activities                             (13,415)         (46,025)         (41,835)           8,009            2,143
Total properties (at end of year)                       112              106              108              115              111

(1) Pursuant to the definition of Funds from Operations (FFO) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company's financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Total market capitalization is the market value of all outstanding Common Shares of the Company plus total debt. This amount was calculated assuming the conversion of 10,361,034, 10,788,341, 11,159,027, 11,225,726, and 10,997,794
units of minority interest in CRLP into the Company's Common Shares for 2003, 2002, 2001, 2000, and 1999, respectively.

* Non-GAAP financial measure. See Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations for reconciliation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together with the consolidated financial statements of the Company and notes thereto contained in this Form 10-K.

GENERAL

      We are a self-administered equity REIT that owns, develops and operates multifamily, office and retail properties in the Sunbelt region of the United States. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of commercial real estate property. Our activities include full or partial ownership of a diversified portfolio of 112 properties as of December 31, 2003, located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia, development of new properties, acquisition of existing properties, build-to-suit development, and the provision of management, leasing, and brokerage services for commercial real estate.

      As a lessor, the majority of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times, in that our diversified property types generally do not have the same economic cycles and while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

      The following table summarizes certain key operating performance measures for our properties as of and for the years ended December 31, 2003 and 2002:

                                                 AS OF AND FOR THE
                                             YEAR ENDED DECEMBER 31,
                                           ----------------------------
                                              2003            2002
                                           ----------      ------------
        MULTIFAMILY PROPERTIES

   Physical Occupancy                           92.9%             88.2%
   Economic Occupancy                           79.8%             77.8%
   Same-Property NOI Growth                     -3.9%             -6.8%

   End of Month Scheduled Base
        Rent per Unit per Month            $     794       $       785
   Capital Expenditures per Unit           $     460       $       523

        OFFICE PROPERTIES

   Physical Occupancy                           89.7%             91.0%
   Same-Property NOI Growth                     -8.5%             -1.7%
   Base Rent per Square Foot               $   19.06       $     19.82
   Capital Expenditures per Square Foot    $    2.47       $      2.32

        RETAIL PROPERTIES

   Same-Property NOI Growth                     -0.2%             -0.5%

Regional Malls:
   Physical Occupancy                           91.5%             90.0%
   Base Rent per Square Foot               $   22.06       $     22.21
   Tenant Gross Sales per Square Foot      $  270.23       $    267.02

Shopping Centers:
   Physical Occupancy                           86.0%             89.0%
   Base Rent per Square Foot               $   14.38       $     13.45
   Tenant Gross Sales per Square Foot      $  234.56       $    232.64

      The recent economic downturn in the United States continues to negatively impact our operations. Our multifamily properties were impacted by a liberal supply of new apartments and a robust single-family housing market, driven by low interest rates and weak job growth. These factors drove down occupancy at our multifamily properties in 2002 and also caused base rents to decrease. As noted in the table above, multifamily occupancy and base rents began to increase in 2003, and we presently expect the trends will continue in 2004.

      Our office properties were negatively impacted by the absence of corporate hiring and a "buyers market" for office space in which increased tenant leverage put pressure on current rental rates. As a result, our office division's base rent per square foot decreased from $19.82 in 2002 to $19.06 in 2003, or a -3.8% change. Additionally, for the year ended December 31, 2003, we had approximately 183,000 square feet of early lease terminations and received lease termination fees on a portion of the terminations of approximately $2.6 million from our office properties. Future rental income from our office properties may be affected by future lease terminations because we may be unable to collect the full amount that was due under the lease and may incur additional cost in re-leasing the space. Although there is no way of predicting future lease terminations, we currently anticipate they will be significantly lower in 2004. We presently believe the office division will remain challenged throughout 2004 and improved operating performance may be achieved in 2005.

      Our retail properties underperformed the broader market in 2003, in part due to a retailer bankruptcy and same-property redevelopments that were undertaken in 2003. As of December 31, 2003, we had three retail redevelopment projects in progress with total estimated costs of $52.0 million, encompassing approximately 1.2 million square feet. As with any development, future rental income will be affected by the timing of the completion of the redevelopment projects, and the ability to timely lease the space at market rental rates. We currently anticipate two of the redevelopments to be completed in 2004 and one in late 2005. Throughout the recent economic downturn, consumer confidence has remained strong. As a result, we currently expect our retail division to show improved operating performance in 2004.

RECENT DEVELOPMENTS

      Fluctuations in our results of operations from period to period are affected by acquisitions, dispositions, new developments placed in service and other business transactions resulting from our efforts to develop new properties, and expand existing properties. During 2003, we completed the following new property openings, acquisitions, dispositions and business transactions:

    - In December 2003, we acquired Colonial Grand at Metrowest, a 311 unit multifamily apartment community located in Orlando, Florida.

    - In December 2003, we acquired Colonial Village at Quarry Oaks, a 533 unit multifamily apartment community located in Austin, Texas.

    - In December 2003, we acquired Colonial Center Research Place, a 272,558 square foot office asset located in Huntsville, Alabama.

    - In November 2003, we completed the construction of the retail portion of Colonial TownPark - Lake Mary, a 146,523 square foot shopping center located in Orlando, Florida, within the Colonial TownPark mixed-use development, which integrates multifamily, office and retail products.

    - In September 2003, we disposed of 2100 International Park, a 29,000 square foot office asset located in Birmingham, Alabama.

    - In June 2003, we issued $75.2 million or 2,110,000 of our common shares at $35.65 per share in a public offering.

    - In May 2003, we redeemed $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company.

    - In May 2003, we completed the construction of Colonial Center 200 at TownPark, a 154,661 square foot Class A office asset located in Orlando, Florida, within our mixed-use development Colonial TownPark, which integrates multifamily, office and retail products.

    - In April 2003, through CRLP, we completed a $125.0 million public offering of senior notes at a rate of 6.15%.

    - In April 2003, we issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company.

    - In March 2003, we disposed of Colonial Promenade Bardmoor, a 152,667 square foot retail asset located in St. Petersburg, Florida.

    - In March 2003, we disposed of Colonial Grand at Citrus Park, a 176 unit multifamily apartment community located in Tampa, Florida.

    - Throughout 2003, we sold various parcels of land for an aggregate sales price of approximately $24.0 million.

      In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS No. 144") Accounting for the Impairment or Disposal of Long-Lived Assets, we are required to extend the reporting requirements of discontinued operations to include components of an entity that has either been disposed or classified as held for sale. In addition to our discontinued operations in 2003 and 2002, during 2004, we have disposed of one office asset and three retail assets consisting of approximately 0.3 million square feet and one partially owned multifamily asset consisting of 240 units. Additionally, we have classified one multifamily asset containing 178 units and 8 retail assets containing approximately 3.7 million square feet as held for sale. We have also classified one partially owned retail entity as held for sale containing approximately 1.1 million square feet. The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for the Company for each of the three years in the period ended December 31, 2003.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED DECEMBER 31,
2002

      Base rent for the year ended December 31, 2003 increased $10.7 million or 4.8% as compared with the year ended December 31, 2002. Base rent increased $16.8 million as a result of the acquisitions of 901 Maitland Center, Colonial Center at Colonnade and Colonial Center Heathrow in 2002, coupled with a full year of operations of Colonial Grand TownPark and Colonial Center 600 TownPark, which were completed developments in 2002. The increase was offset by multifamily properties sold in 2002, which are classified as continuing operations, due to us retaining the management of the multifamily properties sold. The 2002 multifamily property sales resulted in decreased base rent of $4.9 million in 2003 as compared to 2002. The remaining decrease is primarily a result of an increase in move-in concessions at our multifamily properties, which is a function of the declining employment growth and a robust single family housing market driven by lower interest rates.

      Percentage rent for the year ended December 31, 2003 increased $0.2 million or 7.2% as compared with the year ended December 31, 2002. The increase was primarily due to an increase in gross sales per square foot at our retail malls and the addition of new tenants at our retail malls that have recently completed redevelopment projects.

      Tenant recoveries for the year ended December 31, 2003 decreased $0.5 million or 1.8% as compared with the year ended December 31, 2002. The decrease was primarily due to a decrease in occupancy percentage as a result of early terminations at our office properties and the redevelopment of Colonial University Village in Auburn, Alabama during 2003. The decrease was partially offset by a full year of operations as a result of the acquisition of 901 Maitland Center, Colonial Center Colonnade, and Colonial Center Heathrow in 2002.

      Other property related revenue for the year ended December 31, 2003 increased $1.8 million or 11.2% as compared with the year ended December 31, 2002. Of the increase, $2.8 million is attributable to a full year of operations for the properties acquired and developed in 2002 and an increase in lease buy out income of $0.6 million primarily as a result of early lease terminations within our office division in 2003 as compared to 2002. The increase was partially offset by a decrease in other ancillary income at our multifamily and retail properties.

      Other non-property related revenue for the year ended December 31, 2003 decreased $2.7 million or 36.5% as compared with the year ended December 31, 2002. The decrease is primarily due to a decrease in the recognition of development and leasing fees from unrelated third parties, as a result of the completion of the associated developments in 2002. Additionally, in 2002 we recognized $0.3 million of interest income, as a result of the sale of Colonial Grand at Spring Creek in December 2001, in which the Company held a note receivable on a portion of the sales price of the property through May 2002.

      General operating expenses of our operating properties for the year ended December 31, 2003 increased $1.1 million or 5.3% as compared to the year ended December 31, 2002. General operating expenses of the properties acquired and developed during 2002 increased $1.6 million in 2003 as compared to 2002. The increase was offset by a decrease of $0.5 million, which is attributable to the multifamily properties sold in 2002 that are classified within continuing operations.

      Salaries and benefits of our operating properties for the year ended December 31, 2003 increased $1.4 million or 11.1% as compared to the year ended December 31, 2002. Of the increase, $0.6 million is related to a full year of the salaries and benefits expenses of the properties acquired and developed during 2002, offset by a decrease related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in payroll costs as a result of general salary increases to cover cost of living increases.

      Repairs and maintenance of our operating properties for the year ended December 31, 2003 increased $1.8 million or 7.1% as compared to the year ended December 31, 2002. Of the increase, $1.7 million is a result of a full year of operations of the properties acquired and developed in 2002, offset by a decrease of $0.4 million related to the multifamily properties sold in 2002. The remaining increase is related to repairs that occurred on certain of our older multifamily and retail assets in 2003 as compared to 2002.

      Taxes, licenses and insurance for our operating properties for the year ended December 31, 2003 increased $2.8 million or 11.6% as compared to the year ended December 31, 2002. The properties acquired and developed in 2002 contributed $2.2 million of the increase, offset by a decrease of $0.5 million related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in overall property taxes on a number of our operating properties.

      General and administrative corporate expenses for the year ended December 31, 2003 increased $4.0 million or 25.7% as compared to the year ended December 31, 2002. The increase is attributable to an increase in management salaries as a result of the Company's continued growth, an increase in the expense recognized as a result of the issuance of restricted stock to executive management, an increase in professional fees in order to comply with the Sarbanes-Oxley Act, a reduction in the amount of direct salaries capitalized to development projects, and a charge of $1.1 million was recognized as a result of a retirement package granted to our chief financial officer in 2003.

      Depreciation and amortization expenses for the year ended December 31, 2003 increased $6.5 million or 8.9% as compared to the year ended December 31, 2002. $4.7 million of the increase is related to a full year of depreciation and amortization on the properties acquired and developed during 2002, offset by $1.2 million related to the multifamily properties sold in 2002. Additionally, the amortization of prepaid leasing commissions and tenant improvements on our existing properties increased approximately $4.5 million as a result of an increase in leasing activity in late 2002 and 2003.

      Interest expense for the year ended December 31, 2003 increased $2.9 million, or 4.5%, to $66.6 million as compared to the year ended December 31, 2002. The increase reflects the issuance of $125 million of senior notes by CRLP at 6.15% during April 2003 and a full year of interest on the debt assumed with the acquisition of Colonial Center Heathrow in 2002. Additionally, the increase is offset by a decrease in the LIBOR rate in 2003 and lower interest expense on our line of credit due to a lower average loan balance resulting from our equity offering and disposition activity in the early to mid part of 2003.

      Income from partially owned entities for the year ended December 31, 2003 decreased $0.9 million or 87.0% as compared to the same period for 2002. The decrease reflects a $1.1 million increase in depreciation expense and a $0.9 million increase in interest expense at our partially owned entities, which primarily relates to a full year of depreciation and interest of Parkway Place in 2003 that was placed-in-service in late 2002. Parkway Place is a joint venture in which we maintain a 45.0% interest. Additionally, in 2002, we recognized a $0.6 million gain on sale of 25.0% of our investment in Colonial Promenade Madison Joint Venture. Prior to the sale of this interest, we held a 50.0% interest in the Colonial Promenade Madison Joint Venture. The decrease is partially offset by the increase in income from operations as a result of a full year of operations of Parkway Place.

      Ineffectiveness of hedging activities for the year ended December 31, 2003 increased $0.3 million as compared to the same period for 2002. The increase is primarily attributable to the reduction of our outstanding line of credit below the $150.0 million total hedged notional amount. In accordance with SFAS 133, we were required to dedesignate one of our $50.0 million interest rate swaps, in which a charge of $0.2 million was recorded in the first quarter of 2003. The remaining decrease is a result of hedge ineffectiveness on our remaining outstanding interest rate swap agreements.

      Gains from sales of property included in continuing operations for the year ended December 31, 2003 decreased $27.6 million to $7.9 million as compared to the year ended December 31, 2002. The decrease is a result of the sale of ten operating properties and various parcels of land in 2002 as compared to the sale of no operating properties in 2003 and various parcels of land. In 2003, all operating property sales are classified as discontinued operations. The operating property sales that occurred in 2002 are classified within continuing operations, as a result of us maintaining a continuing interest in the properties through the management of the properties sold.

      Other income (expense) for the year ended December 31, 2003 decreased $0.5 million as compared to the same period in 2002. The decrease is primarily attributable to a decrease in income tax expense as a result of the decrease in income from unrelated third parties to CPSI in 2003 as compared to 2002. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

      Base rent for the year ended December 31, 2002 increased $7.2 million or 3.3% as compared with the year ended December 31, 2001. The increase was primarily due to the acquisitions of 901 Maitland Center, Colonial Center at Colonnade and Colonial Center Heathrow, which were acquired during 2002, coupled with the completion of Colonial Grand TownPark - Lake Mary, Colonial Village TownPark - Sarasota and Colonial Center 600 TownPark, which were completed developments in 2002. The increase was primarily offset by the disposition of eight multifamily properties and one retail property in 2002, in which we retained management of the properties, and therefore the operations of these properties are included in continuing operations.

      Tenant recoveries for the year ended December 31, 2002 increased $4.0 million or 15.9% as compared with the year ended December 31, 2001. The increase was primarily due to the office and retail properties acquired in 2002 and the completion of the redevelopment of Colonial Brookwood Village in late 2001.

      Other property related revenue for the year ended December 31, 2002 decreased $0.2 million or 1.1% as compared with the year ended December 31, 2001. The decrease is primarily the result of a decrease in cable contract income within our multifamily division.

      Other non-property related revenue for the year ended December 31, 2002 increased $3.5 million or 90.9% as compared with the year ended December 31, 2001. The increase is primarily due to an increase in the recognition of development and leasing fees from unrelated third parties, as a result of the completion of the associated developments in 2002. Additionally, in 2002 we recognized $0.3 million of interest income in 2002, as a result of the sale of Colonial Grand at Spring Creek in December 2001, in which the Company held a note receivable for a portion of the sales price of the property through May 2002. Also, a portion of the increase is due to the consolidation of CPSI, effective September 1, 2002.

      General operating expenses of our operating properties for the year ended December 31, 2002 increased $2.0 million or 10.6% as compared to the year ended December 31, 2001. The increase is due to the general operating expenses of the properties acquired and developed during 2002, offset by the multifamily properties sold in 2001 and 2002.

      Salaries and benefits of our operating properties for the year ended December 31, 2002 decreased $0.8 million or 6.1% as compared to the year ended December 31, 2001. The decrease is primarily due to the disposition of eight multifamily properties and one retail property in that are classified as continuing operations in 2002. The decrease is partially offset by the acquisition of three office properties and one retail property. Therefore, as multifamily properties are more labor intensive than office properties, we experienced a decrease in overall salaries and benefits. Also, the decrease is a result of the majority of our retail properties contracting out security services in 2002 to third party security companies, as compared to 2001.

      Repairs and maintenance of our operating properties for the year ended December 31, 2002 increased $2.9 million or 13.1% as compared to the year ended December 31, 2001. Of the increase, $1.9 million is a result of the properties acquired and placed in service in 2002, offset by the multifamily properties sold in 2002. The remaining increase is primarily the result of an increase in contract services costs in 2002 as compared to 2001. In order to reduce overall operating costs, we have contracted out various services to third parties at our retail properties and reduced our internal salaries and benefits costs associated with these types of services.

      Taxes, licenses and insurance for our operating properties for the year ended December 31, 2002 increased $2.3 million or 10.7% as compared to the year ended December 31, 2001. The increase is primarily due to the property taxes on the properties acquired and developed during 2002. Additionally, as the insurance and reinsurance markets worsened in late 2001 and 2002, we experienced an increase in overall insurance costs at our existing properties during 2002 as compared to 2001.

      General and administrative corporate expenses for the year ended December 31, 2002 increased $4.6 million or 42.7% as compared to the year ended December 31, 2001. Of this increase, $3.9 million is a result of the consolidation of CPSI, which was effective September 1, 2002. Prior to September 1, 2002, CPSI was a partially owned entity and was accounted for on the equity basis, and its results of operations were included in income from partially owned entities. Further, the increase is attributable to an increase in management salaries as a result of our continued growth.

      Depreciation and amortization expenses for the year ended December 31, 2002 increased $10.4 million or 16.6% as compared to the year ended December 31, 2001. The increase is primarily due to the properties acquired during 2002 and the properties developed during 2001 and 2002, offset by the properties sold in 2002 and 2001. Additionally, the increase is partially attributable to the consolidation of CPSI in September 2002 and an increase in the amortization of leasing commissions as a result of an increase in leasing activity.

      Interest expense for the year ended December 31, 2002 decreased $5.4 million or 7.8% to $63.8 million as compared to the year ended December 31, 2001. The decrease in interest expense was primarily attributable to the decrease in variable interest rate environment in 2002 as compared to 2001. We had $267.2 million of floating rate debt outstanding at December 31, 2002. The decrease reflects a lower LIBOR rate in 2002 as compared to 2001.

      Gains from sales of property included in continuing operations for the year ended December 31, 2002 increased $19.8 million to $35.5 million as compared to the year ended December 31, 2001. The increase is a result of the sale of ten properties and various parcels of land in 2002, as compared to nine properties in 2001. The increase in gains from sales of property is primarily the result of selling more assets in 2002 that in 2001 and selling older assets with lower recorded book values in 2002 versus the sales in 2001.

      Other income (expense) for the year ended December 31, 2002 decreased $0.6 million as compared to the same period in 2001. The increase is primarily attributable to an increase in income tax expense as a result of the increase in income from unrelated third parties to CPSI in 2002 as compared to 2001. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

      We believe our accounting policies are in conformity with Generally Accepted Accounting Principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. Management considers the following accounting policies to be critical to our reported operating results:

      Real Estate Development and Acquisitions

      We capitalize all costs, including interest and real estate taxes that are associated with a development, construction, expansion, or leasing of real estate investments as a cost of the property. All other expenditures necessary to maintain a property in ordinary operating condition are expensed as incurred.

      Costs incurred during predevelopment are capitalized after we have identified a development site, determined that a project is feasible, and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it becomes probable that a development will not be successful, the predevelopment costs that have been previously capitalized are expensed.

      We evaluate our properties, at least annually or upon the occurrence of significant changes in the operations, to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business environment that affect the recovery of the recorded value. If any property is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The valuation of real estate investments involves many subjective assumptions dependent upon future economic events that affect the ultimate value of the property.

      We are actively pursuing acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it becomes probable that we will not be successful in the acquisition.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, CRLP, CPSI and CPSLP. The minority limited partnership interests in CRLP are reflected as minority interest in our consolidated financial statements. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in partially owned entities.

      Revenue Recognition

      We, as a lessor, have retained substantially all of the risks and benefits of ownership of our properties and account for our leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the related lease. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the respective leases.

      Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

      Valuation of Receivables

      We are subject to tenant defaults and bankruptcies at our office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, we perform credit review and analysis on all commercial tenants and significant leases before they are executed. We evaluate the collectibility of outstanding receivables and record allowances as appropriate. Our policy is to record allowances for all outstanding receivables greater than 60 days past due for our office and retail properties.

      Due to the short-term nature of the leases at our multifamily properties, generally six months to one year, our exposure to tenant defaults and bankruptcies is minimized. Our policy is to record allowances for all outstanding receivables greater than 30 days past due at our multifamily properties.

      Accounting Policies for Derivatives

      We enter into derivative financial instruments from time to time, but do not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swaps are used to reduce the potential impact of increases in interest rates on variable-rate debt. We adjust our balance sheets on an ongoing quarterly basis to reflect current fair market value of our derivatives. Changes in the fair value of derivatives are recorded each period in earnings or comprehensive income, as appropriate. The ineffective portion of the hedge is immediately recognized into earnings to the extent that the change in value of a derivative does not perfectly offset the change in value of the instrument being hedged. The unrealized gains and losses held in accumulated other comprehensive income (loss) will be reclassified to earnings over time and occurs when the hedged items are also recognized in earnings.

      We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. We are required to discontinue hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

LIQUIDITY AND CAPITAL RESOURCES

      Short-Term Liquidity Needs

      Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses directly associated with our portfolio of properties (including regular maintenance items), capital expenditures incurred to lease our space (e.g., tenant improvements and leasing commissions), interest expense and scheduled principal payments on our outstanding debt, and quarterly dividends and distributions that we pay to our common and preferred shareholders and holders of partnership units in our operating partnership. In the past, we have primarily satisfied these requirements through cash generated from operations. We believe that cash generated from operations and borrowings under our unsecured line of credit will be sufficient to meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our cash flow.

      The majority of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times, in that our diversified property types generally do not have the same economic cycles and while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

      The current economic downturn in the United States has negatively impacted our operations. In particular, the Sunbelt region has experienced a slowdown in its economy. The industry slowdowns, higher unemployment rates, reduced demand for apartment homes and declines in household formations resulting from the economic slowdown, particularly in the Sunbelt region in which we operate, have adversely impacted our business. Although each of our three business segments has been adversely impacted by the decline in the economy, our multifamily properties, which rely heavily on short-term leases, have been most affected. Any continuation or worsening of current economic conditions generally and in our principal market areas may continue to have a negative impact on our results of operations and financial condition.

      We have made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to Federal income tax to the extent we distribute at least 90% of our REIT taxable income to our shareholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

      Long-Term Liquidity Needs

      Our long-term liquidity requirements consist primarily of funds necessary to pay for the principal amount of our long-term debt as it matures, significant non-recurring capital expenditures that need to be made periodically at our properties, development projects that we undertake and costs associated with acquisitions of properties that we pursue. Historically, we have satisfied these requirements principally through the most advantageous source of capital at that time, which has included the incurrence of new debt through borrowings (through public offerings of unsecured debt and private incurrence of secured and unsecured debt), sales of common and preferred stock, capital raised through the disposition of assets, and joint venture capital transactions. We believe these sources of capital will continue to be available in the future to fund our long-term capital needs. However, factors described below and elsewhere herein may have a material adverse effect on our access to these capital sources.

      Our ability to incur additional debt is dependent upon a number of factors, including our credit ratings, the value of our unencumbered assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We currently have investment grade ratings for prospective unsecured debt offerings from three major rating agencies. If we experienced a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund investment activities, and the interest rate we are paying under our existing credit facility would increase.

      Our ability to raise funds through sales of common stock and preferred stock is dependent on, among other things, general market conditions for REITs, market perceptions about our company and the current trading price of our stock. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive.

      Over the last few years, we have maintained our asset recycling program, which allows us to maximize our investment returns through the sale of assets that have reached their maximum investment potential and reinvest the proceeds into opportunities with more growth potential. During 2003, we sold one multifamily property representing 176 units, one office property representing 29,000 square feet, and one retail property representing 152,667 square feet. The multifamily, office and retail properties were sold for a total sales price of $33.9 million, which was used to repay a portion of the borrowings under our unsecured line of credit and to support our investment activities. Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. Our ability to sell properties in the future to raise cash will be limited if market conditions make such sales unattractive.

      As of December 31, 2003, we have an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based our unsecured debt ratings from time to time. Based on our current debt ratings, the spread is 105 basis points. The line of credit is renewable in November 2005, and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow us to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility had an outstanding balance of $205.9 million at December 31, 2003. The floating weighted average interest rate of this short-term borrowing facility, including the competitive bid balance, was 2.16% at December 31, 2003.

      At December 31, 2003, our total consolidated outstanding debt balance was $1.3 billion. The outstanding balance includes fixed-rate debt of $1.0 billion, or 76.9% of the total debt balance, and floating-rate debt of $292.6 million, or 23.1% of the total debt balance. Our total market capitalization as of December 31, 2003 was $3.0 billion and our ratio of debt to market capitalization was 42.3%. We have certain loan agreements that contain restrictive covenants, which among other things require maintenance of various financial ratios. At December 31, 2003, we were in compliance with these covenants.

      Investing Activities

      During 2003, we acquired two multifamily properties containing 844 units and one office property containing 272,558 square feet at an aggregate cost of $77.5 million. We completed the construction of the 154,661 square foot Colonial Center 200 TownPark, a Class A office asset located in Orlando, Florida for a total cost of $18.6 million. Additional costs of $4.5 million are expected to be spent in future periods on tenant and building improvements as the remaining space is leased, bringing the total expected cost of the project to $23.1 million. Additionally, we completed the development of the retail portion of Colonial TownPark - Lake Mary, a 146,523 square foot shopping center located in Orlando, Florida, within the Colonial TownPark mixed-use development, which integrates multifamily, office and retail products. Project development costs including land acquisitions costs totaled $19.2 million.

      During 2003, we began the development of two new apartment communities. These communities, if developed as expected, will contain 712 units, and the total investment, including land acquisition costs, is projected to be approximately $54.4 million. We continued the development of one retail property and began the redevelopment of three retail properties. Upon completion of the retail developments and redevelopments, we expect to invest approximately $59.7 million, including land acquisition costs. Additionally, we have three ongoing mixed use projects that integrate multifamily, office and/or retail products. During 2003, we invested an aggregate of $72.5 million in the development of these aforementioned development projects and certain parcels of land that were acquired for future development.

      We regularly incur significant expenditures in connection with the re-leasing of our office and retail space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases. We also incur expenditures for certain recurring capital expenses. During 2003, we incurred approximately $18.5 million related to tenant improvements and leasing commissions, and approximately $12.5 million of recurring capital expenditures. We expect to pay for future re-leasing and recurring capital expenditures out of cash from operations.

      Dividend

      The dividend on our common stock was $0.665 per share per quarter or $2.66 per share annually in 2003. We also pay regular quarterly dividends on our preferred stock and units. The maintenance of these dividends is subject to various factors, including the discretion of our Board of Trustees, our ability to pay dividends under Alabama law, the availability of cash to make the necessary dividend payments and the effect of REIT distribution requirements, which require at least 90% of our taxable income to be distributed to shareholders. We also make regular quarterly distributions on units in our operating partnership.

      Financing Transactions

      On April 4, 2003, CRLP completed a $125.0 million public debt offering of unsecured senior notes. The notes, which mature in April 2013, bear a coupon rate of 6.15%, and were priced to yield an effective rate of 6.18% over the ten year term. We used the net proceeds of the offering to repay a portion of the outstanding balance on our unsecured line of credit.

      On April 30, 2003, we issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest. The depositary shares may be redeemed by us on or after April 30, 2008 and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The net proceeds of the offering were approximately $120.7 million and were used to redeem our $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (Series A preferred shares) on May 7, 2003. Upon redemption of the Series A preferred shares, we deducted the original issuance costs of the Series A preferred shares of $4.5 million from net income available to common shareholders, in accordance with the SEC's clarification of Emerging Issues Task Force (EITF) Abstracts, Topic No. D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

      On June 2, 2003, we issued $75.2 million or 2,110,000 of our common shares at $35.65 per share in a public offering, in which Merrill Lynch & Co. acted as underwriter. The net proceeds from the offering, after deducting offering expenses were $72.5 million. We used the net proceeds to repay a portion of the outstanding balance on our unsecured line of credit.

CREDIT RATINGS

      Our credit ratings as of December 31, 2003 are as follows:

  RATING AGENCY              RATING (1)             LAST UPDATE
-----------------------------------------------------------------------
Standard & Poor's              BBB-                November 24, 2003
Moody's                        Baa3                 August 1, 2003
Fitch                          BBB-                  July 1, 2003

(1) Ratings outlook is "stable".

      Our credit ratings are investment grade. If we experience a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund its investment activities. In addition, our spread on our $320 million unsecured line of credit would increase as previously discussed.

MARKET RISK

      In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2003.

                                                               EXPECTED MATURITY DATE
                              -------------------------------------------------------------------------
 (amounts in thousands)          2004           2005            2006            2007          2008
-------------------------     ----------      ----------      ---------      ----------      ---------
Fixed Rate Debt               $  145,443      $  127,818      $  89,580      $  178,205      $  18,542
Average interest rate
     at December 31, 2003            7.3%            5.7%           7.9%            7.0%           8.0%

Variable Debt                 $    2,521      $  157,987      $   2,052      $    2,052      $   2,052
Average interest rate
     at December 31, 2003            2.5%            2.2%           2.4%            2.4%           2.4%

                                EXPECTED MATURITY DATE         ESTIMATED
                              --------------------------         FAIR
 (amounts in thousands)       THEREAFTER        TOTAL           VALUE
-------------------------     ----------      ----------      -----------
Fixed Rate Debt               $  415,671      $  975,259      $1,010,037
Average interest rate
     at December 31, 2003            7.1%            7.0%              -

Variable Debt                 $  125,942      $  292,606      $  292,606
Average interest rate
     at December 31, 2003            2.4%            2.3%              -

      The table incorporates only those exposures that exist as of December 31, 2003. It does not consider those exposures or positions, which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.

      Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and caps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2003, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and existing lines of credit.

      We have entered into several different hedging transactions in an effort to manage our exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of our derivative financial instruments at December 31, 2003. The notional value at December 31, 2003 provides an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                          FAIR VALUE
                                                         INTEREST                    AT DECEMBER 31, 2003
     PRODUCT TYPE                    NOTIONAL VALUE       RATE           MATURITY        (in thousands)
-----------------------------------------------------------------------------------------------------------
Interest Rate SWAP, Cash Flow    $30.2 - $27.7 million    5.932%         1/01/06        $    (2,126)
Interest Rate SWAP, Cash Flow        $50.0 million        2.113%         1/02/04                 (1)
Interest Rate CAP, Cash Flow         $21.1 million        6.850%         6/29/04                  -
Interest Rate CAP, Cash Flow         $17.9 million        6.850%         7/06/04                  -
Interest Rate CAP, Cash Flow         $30.4 million        11.200%        6/30/06                  6
Interest Rate CAP, Cash Flow         $17.1 million        4.840%          4/1/04                  -
Interest Rate CAP, Cash Flow         $27.0 million        4.840%          4/1/04                  -
Interest Rate CAP, Cash Flow         $8.7 million         4.840%          4/1/04                  -

      We do not use derivatives for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

      At December 31, 2003, derivatives with a fair value of $6,195 were included in other assets and derivatives with a fair value of $2.1 million were included in other liabilities. The change in net unrealized gains/losses of $1.9 million in 2003 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity. Hedge ineffectiveness of $0.4 million on cash flow hedges was recognized in other income (expense) during 2003.

      Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized losses on cash flow hedges reflects a reclassification of $1.9 million of net unrealized losses from accumulated other comprehensive income (loss) to interest expense during 2003. During 2004, we estimate that an additional $1.5 million will be reclassified to earnings of the current balance held in accumulated other comprehensive income
(loss).

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

      The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2003:

      Contractual Obligations

                                                                   PAYMENTS DUE IN FISCAL
                                   --------------------------------------------------------------------------------------------
(in thousands)                       TOTAL        2004         2005         2006         2007           2008         THEREAFTER
-------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT:
     Consolidated                  $1,267,865   $  147,964   $  285,805   $   91,632   $  180,257     $   20,594     $  541,613
     Partially Owned Entities (1)      78,578       29,317       31,763          254          275            293         16,676
                                   ----------   ----------   ----------   ----------   ----------     ----------     ----------
TOTAL LONG-TERM DEBT                1,346,443      177,281      317,568       91,886      180,532         20,887        558,289
Ground lease commitments                7,668          113          113          113          113            113          7,103
                                   ----------   ----------   ----------   ----------   ----------     ----------     ----------
TOTAL                              $1,354,111   $  177,394   $  317,681   $   91,999   $  180,645     $   21,000     $  565,392
                                   ==========   ==========   ==========   ==========   ==========     ==========     ==========

(1) Represents the Company's pro rata share of principal maturities and excludes net premiums and discounts.

      Other Commercial Commitments

                                                                   AMOUNTS EXPIRING IN FISCAL
                                             ----------------------------------------------------------------------
                              TOTAL AMOUNTS
(in thousands)                  COMMITTED     2004        2005          2006       2007        2008      THEREAFTER
                              -------------------------------------------------------------------------------------
Standby Letters of Credit        $   600     $    60     $     -     $      -     $     -     $      -     $     -
Guarantees                        13,643       3,300       9,343            -           -            -       1,000
Other Commercial Commitments       4,000           -           -            -       4,000            -           -
                                 -------     -------     -------     --------     -------     --------     -------
TOTAL COMMERCIAL COMMITMENTS     $18,243     $ 3,900     $ 9,343     $      -     $ 4,000     $      -     $ 1,000
                                 -------     -------     -------     --------     -------     --------     -------

GUARANTEES AND OTHER ARRANGEMENTS

      During January 2000, the Company initiated and completed an Executive Unit Purchase Program (Unit Purchase Program), in which the Board of Trustees and certain members of the Company's management were able to purchase 425,925 units of CRLP. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Board of Trustees and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2003, the outstanding balance on these loans was $9.4 million as some participants have exited the program and repaid their principal balance. The units, which have a market value of approximately $16.0 million at December 31, 2003, are pledged as collateral against the loans. We have provided a guarantee to the unrelated financial institution for the personal loans, which mature in January 2005. At December 31, 2003, no liability was recorded on our books for the guarantee.

      In August 2001, we entered into an agreement to provide services to an unrelated third party in connection with the third party's development of a $30.0 million multifamily property in North Carolina. We were engaged to serve as development consultant and leasing and management agent for this property. In addition, for a fee, we are serving as a guarantor for a $3.3 million working capital loan obtained by the three principals of the third party entity, which loan is primarily collateralized jointly and severally by the personal assets of the borrowers, and matures in August 2004. At December 31, 2003, no liability was recorded on our books for the guarantee. We have a right of first refusal to purchase the property should the third party elect to sell. Over the term of the agreement, we expect to earn market fees for our services.

      During August 2002, in connection with the purchase of Heathrow International Business Center, we entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

      During December 2002, we entered into an agreement with an unrelated third party in connection with the third party's development of a $23.5 million multifamily property in Tampa, Florida. We have agreed to loan approximately $4.0 million, which represents 17.0% of the development costs to the third party during the development of the property. Under the agreement, the balance of the loan matures in December 2007. At December 31, 2003, we had funded approximately $1.6 million to the unrelated third party. We have a right of first refusal to purchase the property should the third party elect to sell.

      During December 2002, we sold 90% of our interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which we maintain 10% ownership and manage the property. In connection with the formation of Highway 150 LLC, we executed a guaranty, pursuant to which we would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. Our maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2003, the total amount of debt of the joint venture was approximately $17.6 million and matures in December 2012. At December 31, 2003, no liability was recorded on our books for the guarantee.

      During April 2003, we entered into an agreement with an unrelated third party in connection with the third party's development of a $19.4 million multifamily property in Charlotte, North Carolina. We agreed to loan approximately $3.3 million, which represented 17.0% of the development costs to the third party during the development of the property. We have the first right of refusal to purchase the property should the third party elect to sell. During December 2003, the third party elected to sell the property prior to completion of the development. At that time, we purchased the property for approximately $4.0 million and recorded it within construction in progress on our balance sheet. We will continue to develop the property, which is a 252 unit apartment community with total expected costs of $19.4 million. The development is expected to be completed in the first quarter of 2005.

      In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of the Company totaling $27.3 million at December 31, 2003. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by the Company. Additionally, certain unitholders of CRLP and trustees of the Company have guaranteed indebtedness of the Company totaling $0.5 million at December 31, 2003. The Company has indemnified these individuals from their guarantees of this indebtedness.

OUTLOOK

      Management intends to maintain our strength through continued diversification, while pursuing acquisitions and developments that meet our criteria for property quality, market strength, and investment return. Management will continue to use our line of credit to provide short-term financing for acquisition, development, and re-development activities and plans to continue to replace significant borrowings under the bank line of credit with funds generated from the sale of additional debt and equity securities and permanent financing, as market conditions permit. Management believes that these potential sources of funds, along with the possibility of issuing limited partnership units of CRLP in exchange for properties, will provide us with the means to finance additional acquisitions, developments, and expansions.

      In addition to the issuance of equity and debt, management is investigating alternate financing methods and sources to raise future capital. Private placements, joint ventures, and non-traditional equity and debt offerings are some of the alternatives we are contemplating.

      Management anticipates that our net cash provided by operations and our existing cash balances will provide the necessary funds on a short- and long-term basis to cover our operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures, and dividends to shareholders in accordance with Internal Revenue Code requirements applicable to real estate investment trusts.

INFLATION

      Leases at the multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

      An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2003, our exposure to rising interest rates was mitigated by the existing debt level of 42.3% of our total market capitalization, the high percentage of fixed rate debt (76.9%), and the use of interest rate swaps to effectively fix the interest rate on approximately $30.0 million through January 2006. As it relates to the short-term, increases in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

FUNDS FROM OPERATIONS

      Funds From Operations ("FFO") is useful to investors as a measure of performance for an equity REIT that provides a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. Prior to January 1, 2003, we had also included marketing fees on sales transactions within FFO, in which we used internal employees to complete the asset sales. Effective January 1, 2003 we conformed our FFO definition to adhere to the NAREIT white paper definition. As a result, we are no longer including marketing fees on sales transactions and we are no longer excluding straight-line rents to arrive at FFO. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating our operating performance.

      The following information is provided to reconcile net income available to common shareholders, the most comparable GAAP financial measure, to FFO, and to show the items included in our FFO for the years ended December 31, 2003, 2002 and 2001.


(in thousands, except per share and unit data)                 2003            2002           2001           2000           1999
----------------------------------------------               ---------------------------------------------------------------------
Net income available to common shareholders                  $  32,530      $  57,812      $  42,202      $  38,650      $  44,833
Adjustments (consolidated):
  Minority interest in CRLP                                     13,645         28,656         22,764         20,512         19,694
  Real estate depreciation                                      79,005         72,451         64,300         59,411         52,830
  Real estate amortization                                       4,367          4,957          4,451          1,887            441
  Consolidated gains from sales of property                    (18,463)       (41,552)       (15,674)        (8,165)        (7,444)
  Gains from sale of undepreciated property                      8,040          3,596              -              -              -
  Extraordinary loss                                                 -              -              -            418            628
  Marketing fees (prior to 2003)                                     -          1,658          2,562          1,329          2,165
  Straight-line rents (prior to 2003)                                -         (2,079)        (1,406)        (1,627)        (1,216)

Adjustments (unconsolidated subsidiaries):
  Real estate depreciation                                       3,844          2,703          2,308          2,088          1,640
  Real estate amortization                                          83             67             31             17            422
  (Gains) loss from sales of property                                -           (580)             3              -              -
  Extraordinary loss                                                 -              -             17              -              -
  Straight-line rents (prior to 2003)                                -            (35)           (50)           (42)          (121)

                                                             ---------      ---------      ---------      ---------      ---------
Funds from operations                                        $ 123,051      $ 127,654      $ 121,508      $ 114,478      $ 113,872
                                                             =========      =========      =========      =========      =========

Funds from operations per share and unit - basic             $    3.47      $    3.85      $    3.80      $    3.51      $    3.24
                                                             ---------      ---------      ---------      ---------      ---------
Funds from operations per share and unit - diluted           $    3.45      $    3.82      $    3.78      $    3.51      $    3.24
                                                             ---------      ---------      ---------      ---------      ---------

Weighted average common shares outstanding - basic              24,965         22,154         20,792         21,249         24,478
Weighted average partnership units outstanding - basic (1)      10,451         11,016         11,211         11,362         10,705
                                                             ---------      ---------      ---------      ---------      ---------
Weighted average shares and units outstanding - basic           35,416         33,170         32,003         32,611         35,183
Effect of diluted securities                                       266            254            111             28             15
                                                             ---------      ---------      ---------      ---------      ---------
Weighted average shares and units outstanding - diluted         35,682         33,424         32,114         32,639         35,198
                                                             ---------      ---------      ---------      ---------      ---------

(1) Represents the weighted average of outstanding units of minority interest in CRLP.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

      The following are filed as a part of this report:

Financial Statements:

     Consolidated Balance Sheets as of December 31, 2003 and 2002

     Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003, 2002, and 2001

     Consolidated Statements of Shareholders' Equity for the years ended
     December 31, 2003, 2002, and 2001

     Consolidated Statements of Cash Flows for the years ended December
     31, 2003, 2002, and 2001

     Notes to Consolidated Financial Statements

Report of Independent Accountants

                            COLONIAL PROPERTIES TRUST
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                     December 31,      December 31,
                                                                                        2003             2002
                                                                                     ------------     ------------
ASSETS
Land, buildings, & equipment                                                         $ 2,378,835      $ 2,280,957
Undeveloped land and construction in progress                                            114,262           82,520
Less: Accumulated depreciation                                                          (419,827)        (345,922)
Real estate assets held for sale, net                                                     11,691           12,043
                                                                                     -----------      -----------
   Net real estate assets                                                              2,084,961        2,029,598

Cash and equivalents                                                                       8,070            6,236
Restricted cash                                                                            1,879            1,481
Accounts receivable, net                                                                  10,262           10,395
Notes receivable                                                                           2,504            1,307
Prepaid expenses                                                                           6,587            7,581
Deferred debt and lease costs                                                             25,832           23,157
Investment in partially owned entities                                                    37,496           36,265
Other assets                                                                              17,336           13,836
                                                                                     -----------      -----------
                                                                                     $ 2,194,927      $ 2,129,856
                                                                                     ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and mortgages payable                                                          $ 1,050,145      $ 1,041,964
Unsecured credit facility                                                                205,935          208,270
Mortgages payable related to real estate held for sale                                    11,785           11,959
                                                                                     -----------      -----------
   Total long-term liabilities                                                         1,267,865        1,262,193

Accounts payable                                                                          19,537           18,222
Accounts payable to affiliates                                                                              1,103
Accrued interest                                                                          14,916           13,974
Accrued expenses                                                                           6,990            6,833
Tenant deposits                                                                            3,239            3,201
Unearned rent                                                                              6,878            7,736
Other liabilities                                                                          3,715            4,497
                                                                                     -----------      -----------
   Total liabilities                                                                   1,323,140        1,317,759
                                                                                     -----------      -----------

Minority interest:
Preferred units                                                                          100,000          100,000
Common units                                                                             170,054          174,294
                                                                                     -----------      -----------
   Total minority interest                                                               270,054          274,294
                                                                                     -----------      -----------

Preferred shares of beneficial interest, $.01 par value, 10,000,000 shares
   8 3/4% Series A Cumulative Redeemable Preferred Shares of
        Beneficial Interest, liquidation preference $25 per share, 0 and
        5,000,000 shares issued and outstanding at December 31,
        2003 and 2002, respectively                                                            -               50
   9 1/4% Series C Cumulative Redeemable Preferred Shares of
        Beneficial Interest, liquidation preference $25 per share,
        2,000,000 shares issued and outstanding                                               20               20
   8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial
        Interest, liquidation preference $25 per depositary share, 5,000,000 and
        0 depositary shares issued and outstanding at
        December 31, 2003 and 2002, respectively                                               5                -
Common shares of beneficial interest, $.01 par value, 65,000,000 shares authorized; 32,017,347 and 28,473,630 shares issued at
   December 31, 2003 and 2002, respectively                                                  320              285
Additional paid-in capital                                                               873,342          778,062
Cumulative earnings                                                                      458,184          401,497
Cumulative distributions                                                                (576,095)        (486,208)
Treasury shares, at cost; 5,623,150 shares at December 31, 2003 and 2002                (150,163)        (150,163)
Accumulated other comprehensive loss                                                      (1,721)          (3,587)
Deferred compensation on restricted shares                                                (2,159)          (2,153)
                                                                                     -----------      -----------
   Total shareholders' equity                                                            601,733          537,803
                                                                                     -----------      -----------
                                                                                     $ 2,194,927      $ 2,129,856
                                                                                     ===========      ===========

The accompanying notes are an integral part of these financial statements.

                            COLONIAL PROPERTIES TRUST
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                 (in thousands, except share and per share data)

                                                                                  For the year ended
                                                                       ------------------------------------------
                                                                       December 31,   December 31,   December 31,
                                                                          2003           2002          2001
                                                                       -----------    -----------    -----------
Revenue:
        Base rent                                                       $ 234,030      $ 223,407      $ 216,050
        Base rent from affiliates                                           1,079            969          1,135
        Percentage rent                                                     2,494          2,327          2,361
        Tenant recoveries                                                  28,694         29,218         25,201
        Other property related revenue                                     18,201         16,370         16,560
        Other non-property related revenue                                  4,728          7,449          3,902
                                                                        ---------      ---------      ---------
               Total revenue                                              289,226        279,740        265,209
                                                                        ---------      ---------      ---------
Property operating expenses:
        General operating expenses                                         21,808         20,705         18,724
        Salaries and benefits                                              14,232         12,809         13,639
        Repairs and maintenance                                            26,737         24,959         22,074
        Taxes, licenses, and insurance                                     27,003         24,193         21,853
General and administrative                                                 19,481         15,496         10,858
Depreciation                                                               71,959         64,262         55,414
Amortization                                                                7,760          8,949          7,365
                                                                        ---------      ---------      ---------
               Total operating expenses                                   188,980        171,373        149,927
                                                                        ---------      ---------      ---------
               Income from operations                                     100,246        108,367        115,282
                                                                        ---------      ---------      ---------
Other income (expense):
        Interest expense                                                  (66,613)       (63,760)       (69,185)
        Income from partially owned entities                                  129            990          1,013
        Ineffectiveness of hedging activities                                (361)           (23)           (15)
        Gains from sales of property                                        7,921         35,506         15,673
        Other                                                                (121)          (618)           (15)
                                                                        ---------      ---------      ---------
               Total other expense                                        (59,045)       (27,905)       (52,529)
                                                                        ---------      ---------      ---------
               INCOME BEFORE EXTRAORDINARY ITEMS, MINORITY INTEREST
                     AND DISCONTINUED OPERATIONS                           41,201         80,462         62,753
Minority interest in CRLP - common unitholders                             (3,855)       (18,567)       (14,182)
Minority interest in CRLP - preferred unitholders                          (8,873)        (8,873)        (8,873)
                                                                        ---------      ---------      ---------
               INCOME FROM CONTINUING OPERATIONS                           28,473         53,022         39,698
                                                                        ---------      ---------      ---------

Income from discontinued operations                                        23,039         24,398         24,492
Gain on disposal of discontinued operations                                10,542          6,046              1
Minority interest in CRLP from discontinued operations                     (9,789)       (10,089)        (8,582)
                                                                        ---------      ---------      ---------
               INCOME FROM DISCONTINUED OPERATIONS                         23,792         20,355         15,911
                                                                        ---------      ---------      ---------
               NET INCOME                                                  52,265         73,377         55,609
                                                                        ---------      ---------      ---------
Dividends to preferred shareholders                                       (15,284)       (15,565)       (13,407)
Preferred share issuance costs                                             (4,451)             -              -
                                                                        ---------      ---------      ---------
               NET INCOME AVAILABLE TO COMMON SHAREHOLDERS              $  32,530      $  57,812      $  42,202
                                                                        =========      =========      =========
NET INCOME PER COMMON SHARE - BASIC:

               Income from continuing operations                        $    0.35      $    1.69     $     1.26
               Income from discontinued operations                           0.95           0.92           0.77
                                                                        ---------      ---------      ---------
               NET INCOME PER COMMON SHARE - BASIC                           1.30           2.61           2.03
                                                                        =========      =========      =========

NET INCOME PER COMMON SHARE - DILUTED:

               Income from continuing operations                        $    0.35      $    1.67     $     1.26
               Income from discontinued operations                           0.94           0.91           0.76
                                                                        ---------      ---------      ---------
               NET INCOME PER COMMON SHARE - DILUTED                         1.29           2.58           2.02
                                                                        =========      =========      =========

Weighted average common shares outstanding - basic                         24,965         22,154         20,792
Weighted average common shares outstanding - diluted                       25,232         22,408         20,903
                                                                        ---------      ---------      ---------
Net income                                                              $  52,265      $  73,377      $  55,609
Other comprehensive income (loss)
        Unrealized income (loss) on cash flow hedging activities            1,866         (2,184)        (1,403)
                                                                        ---------      ---------      ---------
Comprehensive income                                                    $  54,131      $  71,193      $  54,206
                                                                        =========      =========      =========

The accompanying notes are an integral part of these financial statements.

                           COLONIAL PROPERTIES TRUST
                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

For the Years Ended December 31, 2003, 2002, 2001

                                                      Preferred Shares of   Common Shares of
                                                      Beneficial Interest  Beneficial Interest  Additional
                                                      -------------------  -------------------   Paid-In    Cumulative
                                                       Shares  Par Value    Shares  Par Value    Capital     Earnings
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                              5,000  $       50   26,365  $      264  $  678,590  $  254,765
   Distributions on common shares ($2.52 per share)
   Distributions on preferred shares
   Distributions on preferred units of Colonial
        Realty Limited Partnership
   Income before preferred unit distributions                                                                   64,482
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                     17           -         449
   Amortization of deferred compensation
   Public offering of preferred shares of beneficial
        interest, net of offering costs of $1,878       2,000          20                           48,102
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                          173           2       3,920
   Issuance of common shares of beneficial
        interest through options exercised                                      45           -         918
   Cost of issuance of additional shares                                                              (167)
   Loss on derivative financial instruments
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                     11,941
                                                      -------  ----------  -------  ----------  ----------  ----------
Balance December 31, 2001                               7,000          70   26,600         266     743,753     319,247
   Distributions on common shares ($2.64 per share)
   Distributions on preferred shares
   Distributions on preferred units of Colonial
        Realty Limited Partnership
   Income before preferred unit distributions                                                                   82,250
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                     86           -       2,575
   Amortization of deferred compensation
   Public offering of common shares of beneficial
        interest, net of offering costs of $950                                560           6      17,545
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                          661           7      21,059
   Issuance of common shares of beneficial
        interest through options exercised                                     203           2       6,245
   Issuance of common shares of beneficial
        interest through conversion of units from
        Colonial Realty Limited Partnership                                    363           4       6,518
   Loss on derivative financial instruments
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                    (19,634)
                                                      -------  ----------  -------  ----------  ----------  ----------
Balance December 31, 2002                               7,000          70   28,474         285     778,062     401,497
   Distributions on common shares ($2.66 per share)
   Distributions on preferred shares
   Distributions on preferred units of Colonial
        Realty Limited Partnership
   Income before preferred unit distributions                                                                   56,687
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                     41           -       1,335
   Amortization of deferred compensation
   Public offering of common shares of beneficial
        interest, net of offering costs of $2,738                            2,110          21      72,420
   Public offering of preferred shares of beneficial
        interest, net of offering costs of $4,422         500           5                          120,573
   Redemption of Series A preferred shares of
        beneficial Interest                            (5,000)        (50)                        (120,499)
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                          842           8      27,976
   Issuance of common shares of beneficial
        interest through options exercised                                     128           1       3,467
   Issuance of common shares of beneficial
        interest through conversion of units from
        Colonial Realty Limited Partnership                                    423           4       7,333
   Gain on derivative financial instruments
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                    (17,325)
                                                      -------  ----------  -------  ----------  ----------  ----------
Balance December 31, 2003                               2,500  $       25   32,017  $      320  $  873,342  $  458,184
                                                      =======  ==========  =======  ==========  ==========  ==========

                                                                                   Deferred        Accumulated Other      Total
                                                       Cumulative    Treasury   Compensation on     Comprehensive      Shareholders'
                                                      Distributions   Shares    Restricted Shares        Loss              Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                            $    (328,957) $(150,163) $           (723)  $             -0-  $     453,826
   Distributions on common shares ($2.52 per share)         (52,373)                                                        (52,373)
   Distributions on preferred shares                        (13,407)                                                        (13,407)
   Distributions on preferred units of Colonial
        Realty Limited Partnership                           (8,873)                                                         (8,873)
   Income before preferred unit distributions                                                                                64,482
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                                 (449)                               -0-
   Amortization of deferred compensation                                                     447                                447
   Public offering of preferred shares of beneficial
        interest, net of offering costs of $1,878                                                                            48,122
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                                                                         3,922
   Issuance of common shares of beneficial
        interest through options exercised                                                                                      918
   Cost of issuance of additional shares                                                                                        (167
   Loss on derivative financial instruments                                                                   (1,403)        (1,403)
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                                              11,941
                                                      -------------  ---------  ----------------   -----------------  -------------
Balance December 31, 2001                                  (403,610)  (150,163)             (725)             (1,403)       507,435
   Distributions on common shares ($2.64 per share)         (58,161)                                                        (58,161)
   Distributions on preferred shares                        (15,565)                                                        (15,565)
   Distributions on preferred units of Colonial
        Realty Limited Partnership                           (8,873)                                                         (8,873)
   Income before preferred unit distributions                                                                                82,250
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                               (2,575)                                 -
   Amortization of deferred compensation                                                   1,147                              1,147
   Public offering of common shares of beneficial
        interest, net of offering costs of $950                                                                              17,551
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                                                                        21,066
   Issuance of common shares of beneficial
        interest through options exercised                                                                                    6,247
   Issuance of common shares of beneficial
        interest through conversion of units from
        Colonial Realty Limited Partnership                                                                                   6,522
   Loss on derivative financial instruments                                                                   (2,184)        (2,184)
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                                             (19,634)
                                                      -------------  ---------  ----------------   -----------------  -------------
Balance December 31, 2002                                  (486,208)  (150,163)           (2,153)             (3,587)       537,803
   Distributions on common shares ($2.66 per share)         (65,730)                                                        (65,730)
   Distributions on preferred shares                        (15,284)                                                        (15,284)
   Distributions on preferred units of Colonial
        Realty Limited Partnership                           (8,873)                                                         (8,873)
   Income before preferred unit distributions                                                                                56,687
   Issuance of Restricted Common Shares of
        Beneficial Interest                                                               (1,336)                                 -
   Amortization of deferred compensation                                                   1,330                              1,330
   Public offering of common shares of beneficial
        interest, net of offering costs of $2,738                                                                            72,441
   Public offering of preferred shares of beneficial
        interest, net of offering costs of $4,422                                                                           120,578
   Redemption of Series A preferred shares of
        beneficial Interest                                                                                                (120,549)
   Issuance of common shares of beneficial
        interest through the Company's dividend
        reinvestment plan and Employee Stock
        Purchase Plan                                                                                                        27,985
   Issuance of common shares of beneficial
        interest through options exercised                                                                                    3,468
   Issuance of common shares of beneficial
        interest through conversion of units from
        Colonial Realty Limited Partnership                                                                                   7,337
   Gain on derivative financial instruments                                                                    1,866          1,866
   Adjustments to minority interest in Colonial
        Realty Limited Partnership at dates
        of capital transactions                                                                                             (17,325)
                                                      -------------  ---------  ----------------   -----------------  -------------
Balance December 31, 2003                             ($    576,095) ($150,163)           (2,159)          ($  1,721)     $ 601,733
                                                      =============  =========  ================   =================  =============

The accompanying notes are an integral part of these financial statements.

                            COLONIAL PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

For the Years Ended December 31, 2003, 2002, 2001

                                                                                  2003                 2002                  2001
                                                                                --------             --------              --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net  income                                                                $ 52,265             $ 73,377              $ 55,609
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation and amortization                                            88,814               82,835                72,357
         Income from partially owned entities                                       (608)              (1,968)               (2,357)
         Minority interest in CRLP                                                13,644               28,656                22,764
         Gains from sales of property                                            (18,463)             (41,552)              (15,674)
         Distributions on preferred units of CRLP                                  8,873                8,873                 8,873
         Other, net                                                                    -                   83                 1,064
         Decrease (increase) in:
             Restricted cash                                                        (398)                 774                   224
             Accounts receivable                                                     126                2,073                   361
             Prepaid expenses                                                        994                 (132)               (2,873)
             Other assets                                                         (7,920)              (7,518)               (6,448)
         Increase (decrease) in:
             Accounts payable                                                        212               (5,016)                2,014
             Accrued interest                                                        942                2,489                (3,051)
             Accrued expenses and other                                             (678)                (981)                3,696
                                                                                --------             --------              --------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                           137,803              141,993               136,559
                                                                                --------             --------              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of properties                                                   (77,472)            (150,808)                  -0-
     Development expenditures paid to non-affiliates                             (42,275)             (13,088)              (48,744)
     Development expenditures paid to affiliates                                 (30,242)             (36,908)              (89,047)
     Tenant improvements                                                         (14,002)             (25,556)              (21,278)
     Capital expenditures                                                        (12,445)             (13,985)              (13,581)
     Proceeds from (issuance of) notes receivable                                 (1,197)              10,946                 9,606
     Proceeds from sales of property, net of selling costs                        55,701              132,241                76,190
     Distributions from partially owned entities                                   3,743                5,420                 2,746
     Capital contributions to partially owned entities                            (4,366)              (8,123)               (4,764)
                                                                                --------             --------              --------
             NET CASH USED IN INVESTING ACTIVITIES                              (122,555)             (99,861)              (88,872)
                                                                                --------             --------              --------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from common shares issuances, net of expenses paid                  72,441               17,551                48,122
     Proceeds from Series D preferred shares, net of expenses paid               120,578                    -                     -
     Redemption of Series A preferred shares                                    (125,000)                   -                     -
     Principal reductions of debt                                               (175,964)             (73,248)              (84,553)
     Proceeds from additional borrowings                                         186,470              151,285                48,988
     Net change in revolving credit balances                                      (2,279)             (52,989)               46,968
     Dividends paid to common and preferred shareholders,
         and distributions to preferred unitholders                              (89,887)             (82,599)              (74,652)
     Distributions to common unitholders                                         (27,873)             (29,124)              (28,264)
     Payment of mortgage financing cost                                           (3,353)              (4,214)               (1,794)
     Proceeds from dividend reinvestments, including
         stock options exercised                                                  31,453               27,313                 3,350
                                                                                --------             --------              --------
             NET CASH USED IN FINANCING ACTIVITIES                               (13,414)             (46,025)              (41,835)
                                                                                --------             --------              --------
             Increase (decrease) in cash and equivalents                           1,834               (3,893)                5,852
Cash and equivalents, beginning of period                                          6,236               10,129                 4,277
                                                                                --------             --------              --------
Cash and equivalents, end of period                                             $  8,070             $  6,236              $ 10,129
                                                                                ========             ========              ========

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest, net of amounts capitalized         $ 66,614             $ 62,776              $ 74,448
                                                                                ========             ========              ========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION

         ORGANIZATION -- Colonial Properties Trust (the "Company"), a real estate investment trust (REIT), was originally formed as a Maryland real estate investment trust on July 9, 1993 and reorganized as an Alabama real estate investment trust under a new Alabama REIT statute on August 21, 1995. The Company owns, develops and operates multifamily, office and retail properties located in the Sunbelt region of the United States. The Company owns or maintains partial interest in 42 multifamily apartment communities, 25 office properties, 45 retail properties, and certain parcels of land adjacent to or near some of these properties.

         FEDERAL INCOME TAX STATUS -- The Company, which is considered a corporation for federal income tax purposes, qualifies as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes on its income and property. Distributions to shareholders are partially taxable as ordinary income, long-term capital gains, unrecaptured section 1250 gains, and partially non-taxable as return of capital. During 2003, 2002 and 2001 the Company's distributions had the following characteristics:

                                                                        PERCENTAGE
             DISTRIBUTION          ORDINARY          RETURN OF           LONG-TERM             UNRECAPTURED
              PER SHARE             INCOME            CAPITAL           CAPITAL GAIN          SEC. 1250 GAINS
             ------------          --------          ---------          ------------          ---------------
2003            $2.66               58.34%             33.85%              7.81%                   0.00%
2002            $2.64               77.79%             22.21%              0.00%                   0.00%
2001            $2.52               85.86%              2.40%              4.65%                   7.09%

         In addition, the Company's financial statements include the operations of a taxable REIT subsidiary, Colonial Properties Services, Inc. (CPSI), that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI provides property development, leasing and management services for third-party owned properties and administrative services to the Company. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying consolidated financial statements. The Company recognized tax expense of $0.1 million and $0.6 million in 2003 and 2002, respectively, related to the taxable income of CPSI. No federal income taxes were recognized in 2001.

         PRINCIPLES OF CONSOLIDATION -- The Company's consolidated financial statements include the Company, Colonial Realty Limited Partnership (CRLP), the Company's operating partnership, in which the Company held 71.81%, 67.93%, and 65.28% general and limited partner interests at December 31, 2003, 2002, and 2001, respectively, Colonial Properties Services, Inc. (CPSI) and Colonial Properties Services Limited Partnership (in which CRLP holds 99% general and limited partner interests). The minority limited partner interests in CRLP and Colonial Properties Services Limited Partnership are included as minority interest in the Company's consolidated financial statements.

         INVESTMENTS IN PARTIALLY OWNED ENTITIES -- Entities in which the Company owns, directly or indirectly a 50% or less interest and does not control are reflected in the consolidated financial statements as investments accounted for under the equity method, except as discussed below. Under this method the investment is carried at cost plus or minus equity in undistributed earnings or losses since the date of acquisition. During December 2003, the Company entered into a 10% investment in a partnership interest of three multifamily properties that is accounted for on the cost basis of accounting. (See Note 6 for further discussion)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         LAND, BUILDINGS, AND EQUIPMENT -- Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. The Company reviews its long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset's fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years.

         Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets. When items of land, buildings, or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal on Long-Lived Assets. The Company recognizes sales of real estate properties only upon the closing of a transaction. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS 66, Accounting for Sales of Real Estate. For properties sold to a joint venture in which the Company retains an ownership percentage, the Company limits the profit recognized from the sale to the portion sold to the outside party. Further, the profit is limited by the amount of cash received for which the Company has no commitment to reinvest pursuant to the partial sale provisions found in paragraph 30 of Statement of Position (SOP) 78-9. As of December 31, 2003, in accordance with SFAS 66, all sales of real estate properties have been recorded as sales transactions, as the risk and rewards of ownership have been transferred to the purchaser.

         ACQUIRED REAL ESTATE ASSETS -- The Company accounts for its acquisitions of investments in real estate in accordance with SFAS No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on their fair values. The Company considers acquisitions of operating real estate assets to be "businesses" as that term is contemplated in Emerging Issues Task Force Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

         The Company allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The "as-if-vacant" value is allocated to land and buildings based on management's determination of the relative fair values of these assets. The Company also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.

         Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

         Management may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

         The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals

(including those existing under the terms of the lease agreement or management's expectation for renewal), among other factors.

         UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS -- Undeveloped land and construction in progress is stated at the lower of cost or fair value. The capitalization of costs during the development of assets (including interest, property taxes and other direct costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other direct costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.

         CASH AND EQUIVALENTS -- The Company includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of the Company's cash and equivalents are held at major commercial banks.

         RESTRICTED CASH -- Cash which is legally restricted as to use consists primarily of tenant deposits.

         VALUATION OF RECEIVABLES -- The Company is subject to tenant defaults and bankruptcies at its office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, the Company performs credit review and analysis on all commercial tenants and significant leases before they are executed. The Company evaluates the collectibility of outstanding receivables and records allowances as appropriate. The Company's policy is to record allowances for all outstanding invoices greater than 60 days past due at its office and retail properties.

         Due to the short-term nature of the leases at its multifamily properties, generally six months to one year, the Company's exposure to tenant defaults and bankruptcies is minimized. The Company's policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.

         DEFERRED DEBT AND LEASE COSTS -- Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.

         DERIVATIVE INSTRUMENTS -- All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment under SFAS No. 133 (subsequently amended by SFAS Nos. 137 and 138), Accounting for Derivative Instruments and Hedging Activities, must be recorded at fair value with gains or losses recognized in earnings in the period of change. The Company enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swaps are used to reduce the potential impact of increases in interest rates on variable-rate debt.

         The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. The Company discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

         STOCK-BASED COMPENSATION -- The Company currently sponsors stock option plans and restricted stock award plans. Refer to Note 12. Prior to 2003, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for the years ended December 31, 2002 and 2001. Effective January 1, 2003, the Company adopted the preferable fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company selected the prospective method of adoption described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure". The prospective method allows the Company to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. In accordance with the prospective method of adoption, results for prior years have not been restated.

         DEFERRED COMPENSATION ON RESTRICTED SHARES -- Deferred compensation on restricted shares relates to the issuance of restricted shares to employees and trustees of the Company. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.

         REVENUE RECOGNITION -- The Company, as lessor, has retained substantially all the risks and benefits of property ownership and accounts for its leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the leases. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

         Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

         NET INCOME PER SHARE -- Basic net income per share is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the assumed conversion of all potentially dilutive outstanding share options.

         USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

         SEGMENT REPORTING -- The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company is organized into, and manages its business based on the performance of three separate and distinct operating divisions: Multifamily, Office and Retail.

         RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD
(FASB) -- On January 15, 2003, FASB completed its redeliberations of the project related to the consolidation of variable interest entities which culminated with the issuance of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 states that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements of the business enterprise. This Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 also requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

         The Company has identified certain relationships that it deems reasonably possible are VIEs in which it holds a significant variable interest. The Company deems that it is reasonably possible that its investments in partially owned entities are VIEs. As disclosed in Note 6, relative to these entities, the Company's maximum exposure to loss is limited to the carrying value of the Company's investments in those entities, which is $37.5 million as of December 31, 2003. In addition to these VIEs, the Company considers its relationship with three other entities to be potential VIEs. These other entities are more fully discussed in Note 15, and primarily relate to the commitment to fund development through a mezzanine financing commitment and other guarantees. The maximum exposure related to these other entities is limited to the amount of the funding commitment and other guarantees and is $8.3 million as of December 31, 2003, which results in a total maximum exposure to the Company attributable to all potential VIEs in the aggregate amount of $46.1 million. In December 2003, the FASB revised FIN 46 through the release of FIN 46R, which clarifies certain aspects of FIN 46 and contains certain provisions that defer the effective date of FIN 46 to periods ending after March 15, 2004. The adoption of FIN 46 did not have a material effect on the Company's consolidated financial statements and the adoption of FIN 46R is not expected to have a material effect on the Company's consolidated financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS
150). SFAS 150 establishes how an issuer classifies and measures certain free standing financial instruments with characteristics of both liabilities and equity and requires that such instruments be classified as liabilities. On November 7, 2003, the FASB issued FASB Staff Position ("FSP") 150-3, Effective Date and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities. FSP 150-3 defers the effective date of certain provisions of SFAS 150, specifically the provisions that apply to mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect indefinitely until the accounting for these interest are addressed in later guidance. The remaining provisions of SFAS 150 were effective for financial instruments entered into or modified after May 31, 2003, and otherwise were effective and adopted by the Company on July 1, 2003. The Company has not entered into any financial instruments within the scope of SFAS 150 since May 31, 2003. The Company has evaluated the impact of this pronouncement on financial instruments in place prior to May 31, 2003 and determined that no reclassification or restatement of current financial instruments is required.

         RECLASSIFICATIONS -- Certain reclassifications have been made to the 2002 and 2001 financial statements in order to conform them to the 2003 financial statement presentation. These reclassifications have no impact on shareholders' equity or net income.

     3.  PROPERTY ACQUISITIONS AND DISPOSITIONS

         The Company acquired two multifamily properties and one office property in 2003 at an aggregate cost of $77.5 million, three office properties during 2002 at an aggregate cost of $150.8 million, and no operating properties were acquired in 2001. The Company funded these acquisitions with cash proceeds from its dispositions of assets, public offerings of debt and equity (see Notes 8 and 11), advances on bank lines of credit, and cash from operations.

         The properties acquired during 2003 and 2002 are listed below:

                                                                    EFFECTIVE
                                            LOCATION            ACQUISITION DATE           UNITS/SQUARE FEET
                                         --------------        -----------------           -----------------
MULTIFAMILY PROPERTIES:
Colonial Grand at Metrowest              Orlando, FL           December 30, 2003                    311
Colonial Village at Quarry Oaks          Austin, TX            December 30, 2003                    533

OFFICE PROPERTIES:
Colonial Center Research Place           Huntsville, AL        December 15, 2003                272,558
901 Maitland Center                      Orlando, FL               March 1, 2002                155,583
Colonial Center at Colonnade             Birmingham, AL              May 1, 2002                531,563
Colonial Center Heathrow                 Orlando, FL              August 1, 2002                804,350

         Results of operations of these properties, subsequent to their respective acquisition dates, are included in the consolidated financial statements of the Company. The cash paid to acquire these properties is included in the statements of cash flows. The Company has accounted for its acquisitions in 2003 accordance with SFAS 141. The value of the acquired tenant improvements and leasing commissions for the office asset acquired are amortized over the remaining terms of the in-place leases, which ranges from one to ten years. The value of the in-place leases is being amortized over the remaining useful live of the intangible asset, which is approximately one year for our multifamily acquisitions and fifteen years for our office acquisition. The acquisitions during 2003 and 2002 are comprised of the following:

         (in thousands)                                      2003           2002
-------------------------------------                      --------      ---------
Assets purchased:
      Land, buildings, and equipment                       $ 74,399      $ 196,009
      In-place leases                                         3,735              -
      Prepaid leasing commissions                               318              -
      Other assets                                               27            465
                                                           --------      ---------
                                                             78,479        196,474
Notes and mortgages assumed                                       -        (43,993)
Other liabilities assumed or recorded                        (1,007)        (1,673)
                                                           --------      ---------

Cash paid                                                  $ 77,472      $ 150,808
                                                           ========      =========

         In addition to the acquisition of the operating properties mentioned above, the Company acquired certain parcels of land to be utilized for future development opportunities.

         During 2003, the Company disposed of one multifamily property representing 176 units, one office property representing 29,000 square feet, and one retail property representing 152,667 square feet. The multifamily, office and retail properties were sold for a total sales price of $33.9 million, which was used to repay a portion of the borrowings under the Company's unsecured line of credit and to support the Company's investment activities. Additionally, throughout 2003, the Company sold various parcels of land located adjacent to our existing properties for an aggregate sales price of $24.0 million, which was also used to repay a portion of the borrowings under the Company's unsecured line of credit and to support our investment activities.

         During 2002, the Company disposed of eight multifamily properties representing 1,988 units, two office properties representing 104,496 square feet, and three retail properties representing 449,443 square feet. The multifamily, office, and retail properties were sold for a total sales price of $138.6 million, which was used to repay a portion of the borrowings under the Company's unsecured line of credit and to support the Company's investment activities.

         During 2002, the Company sold interests in two retail properties to joint ventures formed by the Company and unrelated parties. The Company continues to manage the properties and accounts for its interest in these joint ventures as equity investments (see Note 6).

         During 2001, the Company disposed of six multifamily properties representing 1,373 units, one office property representing 34,357 square feet, and two retail properties representing 304,168 square feet. The multifamily, office, and retail properties were sold for a total sales price of $83.5 million, of which $4.5 million was used to repay a secured loan, $11.6 million was issued as a note receivable, and the remaining proceeds were used to repay a portion of the borrowings under the Company's unsecured line of credit and to support the Company's investment activities.

         In accordance with SFAS No. 144, net income and gain (loss) on disposition of real estate for properties sold through December 31, 2003, in which the Company does not maintain continuing involvement, are reflected in our consolidated statements of income on a comparative basis as discontinued operations for the years ended December 31, 2003, 2002 and 2001. Following is a listing of the properties we disposed in 2003 and 2002 that are classified as discontinued operations.

                  PROPERTY                         LOCATION                      DATE                UNITS/SQUARE FEET
-------------------------------------------   ------------------            --------------           -----------------
MULTIFAMILY
     Colonial Grand at Citrus Park            Tampa, FL                         March 2003                    176

OFFICE
     2100 International Park                  Birmingham, AL                September 2003                 29,000
     Colonnade Bldg. 4100 & 4200              Birmingham, AL                September 2002                 32,000
     University Park Plaza                    Orlando, FL                        July 2002                 72,500

RETAIL
     Colonial Promenade Bardmoor              St. Petersburg, FL                March 2003                152,667
     Colonial Promenade University Park II    Orlando, FL                        July 2002                183,519

         Additionally, the Company classifies real estate assets as held for sale, only after the Company has received approval by its internal investment committee, has commenced an active program to sell the assets, and in the opinion of the Company's management it is probable the asset will sell within the next 12 months. At December 31, 2003 and 2002, the Company had classified one retail asset, containing 215,590 square feet as held for sale. This real estate asset is reflected in the accompanying consolidated balance sheets at $11.7 million and $12.0 million at December 31, 2003 and 2002, respectively, which represents the lower of depreciated cost or fair value less costs to sell.

         The operating results of real estate assets designated as held for sale subsequent to January 1, 2002 are included in discontinued operations in the consolidated statement of operations for all periods presented. Also under the provisions of SFAS No. 144, the reserves, if any, to write down the carrying value of the real estate assets designated and classified as held for sale are also included in discontinued operations. All subsequent gains and or additional losses on the sale of these assets are also included in discontinued operations. Additionally, under SFAS No. 144, any impairment losses on assets held for continuing use are included in continuing operations.

         In accordance with SFAS No. 144, we are required to extend the reporting requirements of discontinued operations to include components of an entity that have either been disposed or classified as held for sale subsequent to 2003. In addition to our discontinued operations in 2003 and 2002, during 2004, we have disposed of one office asset and three retail assets consisting of approximately 0.3 million square feet and one partially owned multifamily asset consisting of 240 units. Additionally, we have classified one multifamily asset containing 178 units and 8 retail assets containing approximately 3.7 million square feet as held for sale. We have also classified one partially owned retail entity as held for sale containing approximately 1.1 million square feet. Under SFAS 144, the operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for the Company for each of the three years in the period ended December 31, 2003.

         Below is a summary of the operations of the properties held for sale and/or sold during 2004, 2003, 2002, and 2001 that are classified as discontinued operations:

                                                                     YEAR ENDED DECEMBER 31,
                                                               ----------------------------------
       (amounts in thousands)                                    2003         2002         2001
                                                                 ----         ----         ----
Property revenues:
       Base rent                                               $ 31,782     $ 35,413     $ 35,501
       Percentage rent                                            1,290        1,215        1,276
       Tenant recoveries                                         11,923       12,448       12,313
       Other property revenue                                     3,377        2,312        2,026
                                                               --------     --------     --------
Total property revenues                                          48,372       51,388       51,116

       Property operating and maintenance expense                15,773       16,839       16,178
       Depreciation                                               8,802        9,341        9,286
       Amortization                                                 294          283          292
                                                               --------     --------     --------
Total operating expenses                                         24,869       26,463       25,756
Interest expense                                                   (943)      (1,505)      (2,212)
Income from partially owned entities                                479          978        1,344
Income from discontinued operations before net gain
       on disposition of discontinued operations                 23,039       24,398       24,492
Net gain on disposition of discontinued operations               10,542        6,046            1
Minority interest in CRLP from discontinued operations           (9,789)     (10,089)      (8,582)
                                                               --------     --------     --------

Income from discontinued operations                            $ 23,792     $ 20,355     $ 15,910
                                                               ========     ========     ========

     4.  LAND, BUILDINGS, AND EQUIPMENT

         Land, buildings, and equipment consists of the following at December 31, 2003 and 2002:

                                                                  (in thousands)
                                       Useful Lives           2003               2002
                                      ---------------     -----------         -----------
Buildings                                40 years         $ 1,835,528         $ 1,782,512
Furniture and fixtures                   7 years               58,634              56,534
Equipment                              3 or 5 years            34,775              31,859
Land improvements                      10 or 15 years          57,598              55,616
Tenant improvements                   Life of lease           140,376             106,031
                                                          -----------         -----------
                                                            2,126,911           2,032,552
Accumulated depreciation                                     (419,827)           (345,922)
                                                          -----------         -----------
                                                            1,707,084           1,686,630
Real estate assets held for sale, net                          11,691              12,043
Land                                                          251,924             248,405
                                                          -----------         -----------
                                                          $ 1,970,699         $ 1,947,078
                                                          ===========         ===========

     5.  UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS

         During 2003, the Company completed the construction of the 154,661 square foot Colonial Center 200 TownPark, a Class A office asset located in Orlando, Florida for a total cost of $18.6 million. Additional costs of $4.5 million are expected to be spent in future periods on tenant and building improvements as the remaining space is leased, bringing the total expected cost of the project to $23.1 million. Additionally, the Company completed the construction of the 143,000 square foot retail portion of Colonial TownPark, located in Orlando, Florida for a total cost of $19.2 million. Colonial Center 200 TownPark and the retail portion of Colonial TownPark is part of a mixed-use development that integrates multifamily, office, and retail products.

         The Company currently has three active development projects, three mixed-use projects, and three redevelopment projects in progress, and various parcels of land available for expansion and construction. Undeveloped land and construction in progress is comprised of the following at December 31, 2003:

                                                    Total                                            Costs
                                                    Units/                        Estimated        Capitalized
                                                    Square       Estimated       Total Costs         To Date
                                                     Feet        Completion     (in thousands)    (in thousands)
                                                   -------       ----------     --------------    --------------
MULTIFAMILY PROJECTS:
Colonial Grand at Mallard Creek                        252           2005         $ 19,417         $   4,189
Colonial Village Twin Lakes                            460           2005           35,000            10,992

RETAIL PROJECTS:
Colonial Promenade Trussville Phase II              59,000           2004            7,400             6,809
Colonial Shoppes Clay (redevelopment)               66,000           2004            4,300             3,560
Colonial Mall Myrtle Beach (redevelopment)         530,000           2004           28,000             5,303
Colonial University Village (redevelopment)        555,000           2005           20,000            10,742

MIXED USE PROJECTS INFRASTRUCTURE
Colonial TownPark - Lake Mary                                                       33,168            21,788
Colonial TownPark - Sarasota                                                         6,410             5,142
Colonial Center at Mansell                                                           8,330             7,921

OTHER PROJECTS AND UNDEVELOPED LAND                                                                   37,816
                                                                                                   ---------
                                                                                                   $ 114,262
                                                                                                   =========

         Interest capitalized on construction in progress during 2003, 2002, and 2001 was $5.6 million, $8.1 million, and $10.6 million, respectively.

     6.  INVESTMENT IN PARTIALLY OWNED ENTITIES AND OTHER ARRANGEMENTS

         INVESTMENT IN PARTIALLY OWNED ENTITIES

         Investment in partially owned entities at December 31, 2003 and 2002 consists of the following:

                                                                      (in thousands)
                                                        Percent
                                                         Owned             2003           2002
                                                        -------          --------       --------
MULTIFAMILY:
CMS/Colonial Joint Venture I                             15.00%          $  1,923       $  2,142
CMS/Colonial Joint Venture II                            15.00%               689            735
DRA Partnership                                          10.00%             2,284
                                                                         --------       --------
                                                                            4,896          2,877

OFFICE:
600 Building Partnership, Birmingham, AL                 33.33%                (8)           (23)

RETAIL:
Orlando Fashion Square Joint Venture, Orlando, FL        50.00%            19,698         19,465
Parkway Place Limited Partnership, Huntsville, AL        45.00%            10,493         11,375
Colonial Promenade Madison, Huntsville, AL               25.00%             2,341          2,464
Highway 150, LLC, Birmingham, AL                         10.00%                56             85
                                                                         --------       --------
                                                                           32,588         33,389

OTHER:
Colonial/Polar-BEK Management Company,
  Birmingham, AL                                         50.00%                36             41
NRH Enterprises, LLC, Birmingham, AL                     20.00%               (16)            26
E-2 Data Technology, Birmingham, AL                      50.00%                 -            (45)
                                                                         --------       --------
                                                                               20             22
                                                                         --------       --------
                                                                         $ 37,496       $ 36,265
                                                                         ========       ========

         During December 2003, the Company and Dreyfuss Real Estate Advisors
(DRA) entered into a partnership agreement, in which the Company maintains a 10% interest and manages three multifamily assets located in Birmingham, Alabama. The three assets include Colony Woods, The Meadows of Brook Highland and Madison at Shoal Run, which contain a total of 1,090 units. The Company purchased their 10% interest for a purchase price of $2.3 million, and the investment in the partnership is maintained on the cost basis of accounting. The Company believes that the cost method of accounting is appropriate, as the Company does not control nor maintain decision making rights of the partnership.

         During December 2002, the Company sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150, LLC, in which the Company maintains 10% ownership and manages the property under contract with Highway 150 LLC. Additionally during December 2002, the Company sold 25% of its interest in the Colonial Promenade Madison Joint Venture for $3.2 million. Prior to the sale of this interest, the Company held a 50% interest in the joint venture. Therefore, the Company now maintains 25% ownership of the property and continues to manage the property. The proceeds from both of the joint venture transactions were used to repay a portion of the amount outstanding under the Company's unsecured line of credit.

         Combined financial information for the Company's investments in partially owned entities for 2003 and 2002 follows:

                                                           DECEMBER 31,
                                                    ------------------------
(in thousands)                                        2003           2002
                                                    ---------      ---------
BALANCE SHEET
Assets
     Land, building, & equipment, net               $ 345,003      $ 347,436
     Construction in progress                              81            193
     Other assets                                      12,839         11,028
                                                    ---------      ---------
       Total assets                                 $ 357,923      $ 358,657
                                                    =========      =========

Liabilities and Partners' Equity
     Notes payable (1)                              $ 251,396      $ 251,908
     Other liabilities                                  3,875          3,950
     Partners' Equity                                 102,652        102,799
                                                    ---------      ---------
       Total liabilities and partners' capital      $ 357,923      $ 358,657
                                                    =========      =========

STATEMENT OF OPERATIONS
     (for the year ended)
Revenues                                            $  51,571      $  42,943
Operating expenses                                    (21,742)       (17,960)
Interest expense                                      (15,938)       (13,011)
Depreciation, amortization and other                  (12,472)        (7,689)
                                                    ---------      ---------
     Net income                                     $   1,419      $   4,283
                                                    =========      =========

(1) The Company's portion of indebtedness, as calculated based on ownership percentage, at December 31, 2003 and 2002 is $78.6 million and $78.3 million, respectively.

7.   SEGMENT INFORMATION

         The Company is organized into, and manages its business based on the performance of three separate and distinct operating divisions: multifamily, office, and retail. Each division has a separate management team that is responsible for acquiring, developing, managing, and leasing properties within such division. The applicable accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The pro rata portion of the revenues, net operating income ("NOI"), and assets of the partially-owned entities and joint ventures that the Company has entered into are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income from continuing operations, and total assets, investments in partially-owned entities and joint ventures are eliminated as equity investments and their related activity are reflected in the consolidated financial statements as investments accounted for under the equity method and discontinued operations are reported separately. Management evaluates the performance of its segments and allocates resources to them based on divisional NOI. Divisional NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less total property operating expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance, advertising). Because NOI excludes interest expense, depreciation and amortization, and general and administrative expenses, it provides a performance measure that, when compared year over year, reflects the income directly associated with operating our multifamily, office and retail properties. As a result, management believes that NOI provides investors useful information about the Company's operating performance. However, as the certain expenses noted above are excluded from NOI, NOI should only be used as an alternative measure of the Company's financial performance. Divisional information and the reconciliation of total divisional revenues to total revenues, total divisional NOI to income from continuing operations and minority interest, and total divisional assets to total assets, for the years ended December 31, 2003, 2002, and 2001, is presented below:

                                                                            FOR THE YEAR ENDED
                                                           ------------------------------------------------
                                                              2003               2002              2001
                                                           -----------        -----------       -----------
             (in thousands)
REVENUES:
    Divisional Revenues
         Multifamily                                       $    98,949        $   104,160       $   119,309
         Office                                                 93,508             77,111            57,348
         Retail                                                156,805            156,355           147,634
                                                           -----------        -----------       -----------
              Total Divisional Revenues:                       349,262            337,626           324,291

    Partially-owned subsidiaries                                (7,560)            (4,601)           (3,921)
    Unallocated corporate revenues                               4,578              7,246             5,095
    Discontinued operations revenues                           (57,054)           (60,531)          (60,256)
                                                           -----------        -----------       -----------
              Total Consolidated Revenues:                 $   289,226        $   279,740       $   265,209
                                                           ===========        ===========       ===========

NOI:
    Divisional NOI
         Multifamily                                       $    61,890        $    68,145       $    80,478
         Office                                                 65,826             54,930            40,893
         Retail                                                109,164            109,322           105,043
                                                           -----------        -----------       -----------
              Total Divisional NOI:                            236,880            232,397           226,414

    Partially-owned subsidiaries                                (4,584)            (2,733)           (2,397)
    Unallocated corporate revenues                               4,578              7,246             5,095
    Discontinued operations NOI                                (37,372)           (39,781)          (40,343)
    General and administrative expenses                        (19,481)           (15,496)          (10,858)
    Depreciation                                               (71,959)           (64,262)          (55,414)
    Amortization                                                (7,760)            (8,949)           (7,365)
    Other                                                          (57)               (55)              150
                                                           -----------        -----------       -----------
         Income from operations                                100,246            108,367           115,282
                                                           -----------        -----------       -----------
    Total other expense                                        (59,045)           (27,905)          (52,529)
                                                           -----------        -----------       -----------
         Income before extraordinary items, minority
         interest and discontinued operations              $    41,201        $    80,462       $    62,753
                                                           ===========        ===========       ===========

   (in thousands)
ASSETS:
    Divisional Assets
         Multifamily                                       $   677,469        $   645,840       $   723,447
         Office                                                607,154            594,795           377,255
         Retail                                                931,894            906,555           905,964
                                                           -----------        -----------       -----------
              Total Divisional Assets:                       2,216,517          2,147,190         2,006,666

    Partially-owned subsidiaries                              (117,271)          (116,375)         (106,191)
    Unallocated corporate assets (1)                            95,681             99,041           114,148
                                                           -----------        -----------       -----------
                                                           $ 2,194,927        $ 2,129,856       $ 2,014,623
                                                           ===========        ===========       ===========

(1) Includes the Company's investment in joint ventures of $37,496, $36,265, and $31,594 as of December 31, 2003, 2002, and 2001, respectively. (see
     Note 6)

8.  NOTES AND MORTGAGES PAYABLE

         Notes and mortgages payable at December 31, 2003 and 2002 consist of the following:

                                                     (in thousands)
                                                  2003             2002
                                              -----------       -----------
Revolving credit agreement                    $   205,935       $   208,270
Mortgages and other notes:
  2.00% to 6.00%                                  136,670           213,877
  6.01% to 7.50%                                  679,088           584,423
  7.51% to 9.00%                                  246,172           255,623
                                              -----------       -----------
                                              $ 1,267,865       $ 1,262,193
                                              ===========       ===========

         As of December 31, 2003, the Company has an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based on the Company's unsecured debt ratings from time to time. Based on the Company's debt ratings at December 31, 2003, the spread was 105 basis points. The line of credit is renewable in November 2005 and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow the Company to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility is primarily used by the Company to finance property acquisitions and developments and has an outstanding balance at December 31, 2003, of $205.9 million. The interest rate of this short-term borrowing facility, including the competitive bid balance, is 2.16% and 2.38% at December 31, 2003 and 2002, respectively.

         During 2003 and 2002, the Company, through CRLP, completed two public offerings of senior notes collectively totaling $225.0 million. The proceeds of the offerings were used to fund acquisitions, development expenditures, repay balances outstanding on the Company's revolving credit facility, repay certain notes and mortgages payable, and for general corporate purposes. Details relating to these debt offerings are as follows:

                                                                  GROSS
                   TYPE OF                                       PROCEEDS
 ISSUE DATE         NOTE            MATURITY       RATE       (IN THOUSANDS)
------------       ------          ------------    ----       --------------
 April, 2003       Senior           April, 2013    6.15%        $ 125,000
August, 2002       Senior          August, 2012    6.88%          100,000
                                                                ---------
                                                                $ 225,000
                                                                =========

         At December 31, 2003, the Company had $899.4 million in unsecured indebtedness including balances outstanding on its bank line of credit and certain other notes payable. The remainder of the Company's notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of $427.7 million at December 31, 2003.

         The aggregate maturities of notes and mortgages payable, including the Company's line of credit at December 31, 2003, are as follows:

                                                                (in thousands)
                                                                --------------
2004                                                             $   147,495
2005                                                                 285,805
2006                                                                  91,591
2007                                                                 180,257
2008                                                                  20,566
Thereafter                                                           542,151
                                                                 -----------
                                                                 $ 1,267,865
                                                                 ===========

         Based on borrowing rates available to the Company for notes and mortgages payable with similar terms, the estimated fair value of the Company's notes and mortgages payable at December 31, 2003 and 2002 was approximately $1.31 billion and $1.26 billion, respectively.

         Certain loan agreements of the Company contain restrictive covenants, which, among other things, require maintenance of various financial ratios. At December 31, 2003, the Company was in compliance with those covenants.

9.   DERIVATIVE INSTRUMENTS

         SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

         For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.

         The Company's objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2003, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and existing lines of credit.

         The Company has entered into several different hedging transactions in an effort to manage its exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of the Company's derivative financial instruments at December 31, 2003. The notional value at December 31, 2003 provides an indication of the extent of the Company's involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                                          FAIR VALUE
                                                                         INTEREST                    AT DECEMBER 31, 2003
        PRODUCT TYPE                      NOTIONAL VALUE                   RATE        MATURITY         (in thousands)
-----------------------------         ---------------------              --------      --------      --------------------
Interest Rate SWAP, Cash Flow         $30.2 - $27.7 million               5.932%       1/01/06           $ (2,126)
Interest Rate SWAP, Cash Flow         $        50.0 million               2.113%       1/02/04                 (1)
Interest Rate CAP, Cash Flow          $        21.1 million               6.850%       6/29/04                  -
Interest Rate CAP, Cash Flow          $        17.9 million               6.850%       7/06/04                  -
Interest Rate CAP, Cash Flow          $        30.4 million              11.200%       6/30/06                  6
Interest Rate CAP, Cash Flow          $        17.1 million               4.840%        4/1/04                  -
Interest Rate CAP, Cash Flow          $        27.0 million               4.840%        4/1/04                  -
Interest Rate CAP, Cash Flow          $         8.7 million               4.840%        4/1/04                  -

         The Company does not use derivatives for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

         At December 31, 2003, derivatives with a fair value of $6,195 were included in other assets and derivatives with a fair value of $2.1 million were included in other liabilities. The change in net unrealized gains/losses of $1.9 million in 2003 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity. Hedge ineffectiveness of $0.4 million on cash flow hedges was recognized in other income (expense) during 2003.

         Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. The change in net unrealized losses on cash flow hedges reflects a reclassification of $1.9 million of net unrealized losses from accumulated other comprehensive income (loss) to interest expense during 2003. During 2004, the Company estimates that an additional $1.5 million will be reclassified to earnings of the current balance held in accumulated other comprehensive income (loss).

10.  CAPITAL STRUCTURE

         Company ownership is maintained through common shares of beneficial interest ("common shares"), preferred shares of beneficial interest ("preferred shares") and minority interest in CRLP ("units"). Common shareholders represent public equity owners and common unitholders represent minority interest owners. Each unit may be redeemed for either one common share or, at the option of the Company, cash equal to the fair market value of a common share at the time of redemption. When a common unitholder redeems a unit for a common share or cash, minority interest is reduced. In addition, the Company has acquired properties since its formation by issuing distribution paying and non-distribution paying units. The non-distribution paying units convert to distribution paying units at various dates subsequent to their original issuance. At December 31, 2003 and 2002, 10,361,034 and 10,788,341 units were outstanding, respectively, all of which were distribution paying units.

         In February 1999, through CRLP, the Company issued 2.0 million units of $50 par value 8.875% Series B Cumulative Redeemable Perpetual Preferred Units ("Preferred Units"), valued at $100 million in a private placement, net of offering costs of $2.6 million. CRLP has the right to redeem the Preferred Units, in whole or in part, after five years at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The Preferred Units are exchangeable for 8.875% Series B Preferred Shares of the Company after ten years at the option of the holders of the Preferred Units.

         In 1998, the Company's Board of Trustees approved a Shareholder Rights Plan (the "Rights Plan"). Under this plan, the Board declared a dividend of one Right for each common share outstanding on the record date. The Rights become exercisable only if an individual or group acquires a 15% or more beneficial ownership in the Company. Ten days after a public announcement that an individual or group has become the beneficial owner of 15% or more of the common shares, each holder of a Right, other than the acquiring individual or group, would be entitled to purchase one common share for each Right outstanding at one-half of the Company's current market price. Also, if the Company is acquired in a merger, or if 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one-half of the then-current market price of the acquiring company's common stock.

         In 1999, the Company's Board of Trustees authorized a common share repurchase program under which the Company could repurchase up to $150 million of its currently outstanding common shares from time to time at the discretion of management in open market and negotiated transactions. During 1999 and 2000, the Company repurchased 5,623,150 shares at an all-in cost of approximately $150 million, which represents an average purchase price of $26.70. These shares are included within treasury stock, which is a reduction of shareholders' equity.

11.  EQUITY OFFERINGS

         On April 30, 2003, the Company issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest. The depositary shares may be called by the Company on or after April 30, 2008 and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The net proceeds of the offering were approximately $120.7 million and were used to redeem the Company's $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A preferred shares") on May 7, 2003. Upon redemption of the Series A preferred shares, the Company deducted the original issuance costs of the Series A preferred shares of $4.5 million from net income available to common shareholders, in accordance with the SEC's clarification of Emerging Issues Task Force (EITF) Abstracts, Topic No. D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

         On June 2, 2003, the Company issued $75.2 million or 2,110,000 of its common shares at $35.65 per share in a public offering. The net proceeds from the offering to the Company, after deducting offering expenses, were $72.5 million. The Company used the net proceeds to repay a portion of the outstanding balance on its unsecured line of credit.

         On February 28, 2002, the Company entered into a transaction in which 560,380 shares of the Company's common shares were issued at $33.37 per share, resulting in net proceeds of $17.6 million to the Company, which were used to repay outstanding balances under the Company's unsecured line of credit. Related to this offering, Salomon Smith Barney deposited 260,710 shares into The Equity Focus Trust REIT Portfolio Series, 2002-A, a newly formed unit investment trust, and 299,670 shares were deposited into Cohen & Steers Quality Income Realty Fund, Inc.

12.  SHARE OPTION AND RESTRICTED SHARE PLANS

         The Company has in place an Employee Share Option and Restricted Share Plan (the "Employee Plan") designed to attract, retain, and motivate executive officers of the Company and other key employees. The Employee Plan, as amended in April 1998, authorizes the issuance of up to 3,200,000 common shares (as increased from time to time to equal 10% of the number of common shares and Operating Partnership units outstanding) pursuant to options or restricted shares granted or issued under this plan, provided that no more than 750,000 restricted shares may be issued. In connection with the grant of options under the Employee Plan, the Executive Compensation Committee of the Board of Trustees determines the option exercise period and any vesting requirements. The Company issued 40,284, 62,595, and 16,559 restricted shares under the Employee Plan during 2003, 2002, and 2001, respectively. The value of outstanding restricted shares is being charged to compensation expense based upon the earlier of satisfying the vesting period (2-8 years) or satisfying certain performance targets.

         Also, the Company had a Trustee Share Option Plan (the "Trustee Plan"). The Trustee Plan, as amended in April 1997, authorized the issuance of up to 500,000 options to purchase common shares of beneficial interest. The Trustee Plan expired on September 28, 2003, and is succeeded by the Employee Plan. In April 1997, the Company also adopted a Non-Employee Trustee Share Plan (the "Share Plan"). The Share Plan permits non-employee trustees of the Company to elect to receive common shares in lieu of all or a portion of their annual trustee fees, board fees and committee fees. The Share Plan authorizes the issuance of 50,000 common shares under the Plan. The Company issued 5,862 common shares pursuant to the Share Plan during 2003. In October 1997, the Company adopted an Employee Share Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company, through payroll deductions, to purchase common shares at a 5% discount to the market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Company issued 1,713 common shares pursuant to the Purchase Plan during 2003. In January 2004, the Purchase Plan was amended to eliminate the 5% discount available under the plan.

         Prior to January 1, 2003, the Company applied Accounting Principles Board Opinion 25 (APB 25) and related Interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock option plans during the periods prior to January 1, 2003. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                         For the Year Ending December 31,
                                                                      (in thousands, except per share data)
                                                                  2003                2002                2001
                                                                -------             -------              -------
Net income available to common shareholders:
As reported                                                     $32,530             $57,812              $42,202
Pro forma                                                       $32,104             $57,352              $41,933
                                                                =======             =======              =======
Net income per share - basic:
As reported                                                     $  1.30             $  2.61              $  2.03
Pro forma                                                       $  1.29             $  2.59              $  2.02

Net income per share - diluted:
As reported                                                     $  1.29             $  2.58              $  2.02
Pro forma                                                       $  1.27             $  2.56              $  2.01
                                                                =======             =======              =======

         The Company uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following assumptions were used to derive the fair values: a 10-year option term; an annualized volatility rate of 19.59% and 13.84% for 2002 and 2001, respectively; a risk-free rate of return of 4.33% and 5.38% for 2002 and 2001, respectively; and a dividend yield of 7.63% and 8.67% for 2002 and 2001, respectively.

         For all employee stock options granted on or after January 1, 2003, in accordance with SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123, the Company has elected to adopt the accounting provisions of SFAS No. 123 under the prospective method. The prospective method allows the Company to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. During 2003, the Company recognized compensation expense of $0.2 million related to the stock options granted during 2003.

         Option activity under the Employee Plan, the Share Plan, and the Trustee Plan, combined is presented in the table below:

                                                                          Options Outstanding
                                                                  ---------------------------------
                                          Shares Available                         Weighted-average
                                             for future                                Price per
                                            Option Grant            Shares               Share
                                          ----------------        ----------       ----------------
Balance, December 31, 2000                  2,856,141               798,096            $ 26.26
Options granted                              (482,118)              482,118            $ 26.88
Options terminated                             16,065               (16,065)           $ 26.55
Options exercised                                                   (45,185)           $ 24.65
                                            ---------             ---------            -------

Balance, December 31, 2001                  2,390,088             1,218,964            $ 26.60
Options granted                              (585,620)              585,620            $ 32.62
Options terminated                             32,076               (32,076)           $ 29.12
Options exercised                                                  (231,238)           $ 26.28
                                            ---------             ---------            -------

Balance, December 31, 2002                  1,836,544             1,541,270            $ 28.88
Options granted                              (514,592)              514,592            $ 33.46
Options terminated                             80,043               (80,043)           $ 29.65
Options exercised                                                   (83,861)           $ 27.84
                                            ---------             ---------            -------

Balance, December 31, 2003                  1,401,995             1,891,958            $ 27.86
                                            =========             =========            =======

         All options granted to date have a term of ten years and may be exercised in equal installments, based on a 3-5 year vesting schedule, of the total number of options issued to any individual on each of the applicable 3-5 year anniversary dates of the grant of the option. The balance of options that are exercisable total 622,229, 396,052, and 492,980 at December 31, 2003, 2002, and
2001, respectively.

13.  EMPLOYEE BENEFITS

         Employees of the Company hired prior to January 1, 2002 participate in a noncontributory defined benefit pension plan designed to cover substantially all employees. Pension expense includes service and interest costs adjusted by actual earnings on plan assets and amortization of prior service cost and the transition amount. The benefits provided by this plan are based on years of service and the employee's final average compensation. The Company's policy is to fund the minimum required contribution under ERISA and the Internal Revenue Code. The Company uses a December 31 measurement date for its plan.

         The table below presents a summary of pension plan status as of December 31, 2003 and 2002, as it relates to the employees of the Company.

OBLIGATIONS AND FUNDED STATUS AT DECEMBER 31                             2003             2002
                                                                     ------------     ------------
CHANGE IN BENEFIT OBLIGATION
      Benefit obligation at beginning of year                        $  7,605,199     $  6,061,659
          Service cost                                                    809,598          607,529
          Interest cost                                                   492,128          446,943
          Plan amendments                                                       -           54,541
          Benefits paid                                                   (67,991)         (68,068)
          Actuarial (gain) loss                                           441,666          502,595
                                                                     ------------     ------------
      Benefit obligation at end of year                              $  9,280,600     $  7,605,199
                                                                     ============     ============

CHANGE IN PLAN ASSETS
      Fair value of plan assets at beginning of year                 $  3,970,489     $  4,062,614
          Actual return on plan assets                                    199,304         (439,046)
          Employer contributions                                          951,957          414,989
          Benefits paid                                                   (67,991)         (68,068)
                                                                     ------------     ------------
      Fair value of plan assets at end of year                       $  5,053,759     $  3,970,489
                                                                     ============     ============

      Fair value of plan assets                                      $  5,053,759     $  3,970,489
      Benefit obligation                                                9,280,600        7,605,199
                                                                     ------------     ------------
          Funded status                                                (4,226,841)      (3,634,710)
      Unrecognized net (gain) loss                                      1,726,711        1,183,357
      Unrecognized prior service cost                                      58,172           66,169
                                                                     ------------     ------------
          Net amount recognized                                      $ (2,441,958)    $ (2,385,184)
                                                                     ============     ============

         Amounts recognized in the consolidated balance sheets consist of:

                                                                           2003                   2002
                                                                      -------------           ------------
Prepaid benefit cost                                                  $           -           $          -
Accrued benefit cost                                                     (2,441,958)            (2,385,184)
Accumulated other comprehensive income                                            -                      -
                                                                      -------------           ------------
    Net amount recognized                                             $  (2,441,958)          $ (2,385,184)
                                                                      =============           ============

COMPONENTS OF NET PERIODIC BENEFIT COST

                                                                                  2003                   2002
                                                                              -----------            -----------
      Service cost                                                            $   809,598            $   607,529
      Interest cost                                                               492,128                446,943
      Expected return on plan assets                                             (337,132)              (333,082)
      Amortization of prior service cost                                            7,997                  7,997
      Amortization of net (gain) loss                                              36,140                 (5,821)
                                                                              -----------            -----------
          Net periodic benefit cost                                           $ 1,008,731            $   723,566
                                                                              ===========            ===========

ADDITIONAL INFORMATION
      Accumulated benefit obligation                                          $ 6,924,791            $ 5,588,848

ASSUMPTIONS:

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
BENEFIT OBLIGATIONS AT DECEMBER 31
      Discount rate                                                                  6.25%                  6.50%
      Rate of compensation increase                                                  4.00%                  4.00%

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
NET COST FOR YEARS ENDED DECEMBER 31
      Discount rate                                                                  6.50%                  7.25%
      Expected long-term rate of return on plan assets                               8.00%                  8.00%
      Rate of compensation increase                                                  4.00%                  4.00%

         The Company's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                                                    PERCENTAGE OF PLAN ASSETS AT
                                                                                               DECEMBER 31
                                                                                    ----------------------------
ASSET CATEGORY                                                                       2003                   2002
--------------                                                                       ----                   ----
Equity Securities                                                                     61%                    59%
Debt Securities                                                                       39%                    28%
Real estate                                                                            0%                     0%
Other                                                                                  0%                    13%
                                                                                     ---                    ---
      Total                                                                          100%                   100%
                                                                                     ===                    ===

         The Company's investment policy targets to achieve a long-term return on plan assets of at least 8.0%. In order to achieve these targets, the Company primarily utilizes a diversified grouping of growth and value funds with moderate risk exposure. The Company reviews the pension plan's investment policy on a periodic basis and may adjust the investment strategy, as needed, in order to achieve the long-term objectives of the plan.

         The following table presents the cash flow activity of the pension plan during the years ending December 31, 2003 and 2002:

CASH FLOWS

                                                                              EMPLOYER                 Employee
                                                                              ---------                --------
CONTRIBUTIONS
    2002                                                                      $ 414,989                $       -
    2003                                                                      $ 951,957                $       -

BENEFIT PAYMENTS
    2002                                                                      $  68,068
    2003                                                                      $  67,991

         The Company participates in a salary reduction profit sharing plan covering substantially all employees. This plan provides, with certain restrictions, that employees may contribute a portion of their earnings with the Company matching one-half of such contributions, solely at the Company discretion. Contributions by the Company were approximately $469,800, $415,000, and $321,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

14.  LEASING OPERATIONS

         The Company is in the business of leasing and managing multifamily, office, and retail property. For properties owned by the Company, minimum rentals due in future periods under noncancelable operating leases extending beyond one year at December 31, 2003, are as follows:

                                                                                        (in thousands)
                                                                                        --------------
2004                                                                                      $ 181,566
2005                                                                                        159,262
2006                                                                                        135,313
2007                                                                                        108,637
2008                                                                                         85,970
Thereafter                                                                                  277,906
                                                                                          ---------
                                                                                          $ 948,654
                                                                                          =========

         The noncancelable leases are with tenants engaged in retail and office operations in Alabama, Georgia, Florida, North Carolina, South Carolina, Tennessee, Texas, and Virginia. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2003 balance sheet. Leases with tenants in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of the Company's land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.

         Rental income for 2003, 2002, and 2001 includes percentage rent of $3.8 million, $3.5 million, and $3.6 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.

15.  GUARANTEES AND OTHER ARRANGEMENTS

         During January 2000, the Company initiated and completed an Executive Unit Purchase Program (Unit Purchase Program), in which the Board of Trustees and certain members of the Company's management were able to purchase 425,925 units of CRLP. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Board of Trustees and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2003, the outstanding balance on these loans was $9.4 million as some participants have exited the program and repaid their principal balance. The units, which have a market value of approximately $16.0 million at December 31, 2003, are pledged as collateral against the loans. The Company has provided a guarantee to the unrelated financial institution for the personal loans, which mature in January 2005. At December 31, 2003, no liability was recorded on the Company's books for the guarantee.

         In August 2001, the Company entered into an agreement to provide services to an unrelated third party in connection with the third party's development of a $30.0 million multifamily property in North Carolina. The Company was engaged to serve as development consultant and leasing and management agent for this property. In addition, for a fee, the Company is serving as a guarantor for a $3.3 million working capital loan obtained by the three principals of the third party entity, which loan is primarily collateralized jointly and severally by the personal assets of the borrowers, and matures in August 2004. At December 31, 2003, no liability was recorded on the Company's books for the guarantee. The Company has a right of first refusal to purchase the property should the third party elect to sell. Over the term of the agreement, the Company expects to earn market fees for its services.

         During August 2002, in connection with the purchase of Heathrow International Business Center, the Company entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

         During December 2002, the Company entered into an agreement with an unrelated third party in connection with the third party's development of a $23.5 million multifamily property in Tampa, Florida. The Company has agreed to loan approximately $4.0 million, which represents 17.0% of the development costs to the third party during the development of the property. Under the agreement, the balance of the loan matures in December 2007. At December 31, 2003, the Company had funded approximately $1.6 million to the unrelated third party. The Company has a right of first refusal to purchase the property should the third party elect to sell.

         During December 2002, the Company sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which the Company maintains 10% ownership and manages the property. In connection with the formation of Highway 150 LLC, the Company executed a guaranty, pursuant to which the Company would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. The Company's maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2003, the total amount of debt of the joint venture was approximately $17.6 million and matures in December 2012. At December 31, 2003, no liability was recorded on the Company's books for the guarantee.

         During April 2003, the Company entered into an agreement with an unrelated third party in connection with the third party's development of a $19.4 million multifamily property in Charlotte, North Carolina. The Company agreed to loan approximately $3.3 million, which represented 17.0% of the development costs to the third party during the development of the property. The Company had the first right of refusal to purchase the property should the third party elect to sell. During December 2003, the third party elected to sell the property prior to completion of the development. At that time, the Company purchased the property (Colonial Grand at Mallard Creek) for approximately $4.0 million and is recorded within construction in progress on the Company's balance sheet. The Company will continue to develop the property, which is a 252 unit apartment community with total expected costs of $19.4 million. The development is expected to be completed in the first quarter of 2005.

         In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of the Company totaling $27.3 million at December 31, 2003. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by the Company. Additionally, certain unitholders of CRLP and trustees of the Company have guaranteed indebtedness of the Company totaling $0.5 million at December 31, 2003. The Company has indemnified these individuals from their guarantees of this indebtedness.

16.  RELATED PARTY TRANSACTIONS

         The Company has used affiliated construction companies to manage and oversee certain of its development, re-development and expansion projects. The affiliated construction companies utilized by the Company are headquartered in Alabama and have completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data, the Company negotiates the contract price of each development, re-development or expansion project with the affiliated construction companies and presents each project to the Company's Management Committee for review and approval. Upon approval by the Management Committee, the Management Committee presents each project to the independent members of the Executive Committee of the Board of Trustees for final approval. In each of the following transactions, the independent members of the Executive Committee approved such transactions unanimously.

         The Company paid $0.1 million, $1.6 million, and $33.6 million for property development costs to Lowder Construction Company, Inc., a construction company owned by The Colonial Company ("TCC") in which Mr. Thomas H. Lowder (our Chairman of the Board and Chief Executive Officer) and Mr. James K. Lowder (our trustee) each own a 50% interest, during the years ended December 31, 2003, 2002 and 2001, respectively. Of these amounts, $0.1 million, $1.5 million, and $30.7 million was then paid to unaffiliated subcontractors for the construction of these development and expansion projects during 2003, 2002 and 2001, respectively. The Company had no outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. at December 31, 2003 and 2002.

         The Company also paid $30.2 million, $35.3 million, and $67.0 million for property construction costs to Brasfield & Gorrie LLC, a construction company partially-owned by Mr. M. Miller Gorrie (our trustee) during the years ended December 31, 2003, 2002 and 2001, respectively. Of these amounts, $26.9 million, $32.1 million, and $60.3 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2003, 2002 and 2001, respectively. The Company had no outstanding construction invoices or retainage payable to this construction company at December 31, 2003 and 2002.

         In March 2002, CPSI acquired a 20% interest in three aircraft from NRH Enterprises, L.L.C., ("NRH") an entity in which Mr. Harold Ripps (our trustee) indirectly has an approximate 33% interest, for approximately $1.4 million. Additionally, CPSI entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which CPSI pays NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of the Company's flight time, to cover the operating expenses of the aircraft. Further, CPSI entered into an aircraft services agreement with MEDJET Assistance, L.L.C., (MEDJET) an entity in which Mr. Ripps indirectly has an approximate 40% interest. Under this agreement, CPSI is obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH pays this $5,000 monthly fee to MEDJET, on behalf of CPSI, from the $10,000 monthly fee referred to above. CPSI paid approximately $319,000 and $254,000 during 2003 and 2002, respectively, to NRH for usage and service of the aircraft under the above agreements.

         In July 2002, the Company acquired three single family homes located in Montgomery, Alabama, from Lowder New Homes, Inc., an entity owned by TCC, for a total purchase price of approximately $0.5 million, which will be operated as rental property. The homes were purchased as part of a corporate rental program for an automobile manufacturer that is building a manufacturing plant near Montgomery, Alabama. Under the corporate rental program, executives of the automobile manufacturer will rent the homes from the Company for an initial term of three years, with the option to extend the lease, and have agreed to lease additional multifamily units at Colonial Grand at Promenade located in Montgomery, Alabama. The homes were funded through the Company's unsecured line of credit.

         We leased space to certain entities in which Mr. Thomas H. Lowder, Mr. James K. Lowder, and Mr. M. Miller Gorrie have an interest and received market rent from these entities of approximately $1.1 million, $1.0 million, and $1.1 million during the years ended December 31, 2003, 2002, and 2001, respectively. Additionally, we provided management and leasing services to certain related entities and received fees from these entities of approximately $0.2 million, $0.3 million and $0.3 million during the years ended December 31, 2003, 2002, and 2001, respectively.

         Colonial Insurance Agency, a corporation owned by TCC, has provided insurance brokerage services for the Company. The aggregate amount paid by the Company to Colonial Insurance Agency for these services during the years ended December 31, 2003, 2002, and 2001 were $4.4 million, $5.0 million, and $4.4 million, respectively. Of these amounts, $4.2 million, $4.7 million, and $4.2 million was then paid to unaffiliated insurance carriers for insurance premiums during 2003, 2002 and 2001, respectively.

17.  NET INCOME PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:

                                                                   (in thousands, except per share data)
                                                               --------------------------------------------
                                                                  2003            2002              2001
                                                               ---------       ----------        ----------
Numerator:
  Net income                                                   $   52,265      $   73,377        $   55,609
  Less: Preferred stock dividends                                 (15,284)        (15,565)          (13,407)
  Less: Redemption of preferred share issuance costs               (4,451)              -                 -
                                                               ----------      ----------        ----------
  Net income available to common shareholders                  $   32,530      $   57,812        $   42,202
                                                               ==========      ==========        ==========

Denominator:
  Denominator for basic net income per share - weighted
  average common shares                                            24,965          22,154            20,792
  Effect of dilutive securities:
  Trustee and employee stock options                                  267             254               111
                                                               ----------      ----------        ----------
  Denominator for diluted net income per shares - adjusted
  weighted average common shares                                   25,232          22,408            20,903
                                                               ==========      ==========        ==========
  Basic net income per share, before extraordinary items       $     1.30      $     2.61        $     2.03
                                                               ==========      ==========        ==========
  Diluted net income per share, before extraordinary items     $     1.29      $     2.58        $     2.02
                                                               ==========      ==========        ==========

         Options to purchase 43,333 common shares at a weighted average exercise price of $35.82 per share were outstanding during 2003 but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

18.  SUBSEQUENT EVENTS

         DISTRIBUTION

         On January 17, 2004, the Board of Trustees declared a cash distribution to shareholders of the Company and partners of Colonial Realty Limited Partnership in the amount of $0.67 per share and per partnership unit, totaling $24.7 million. The distribution was made to shareholders and partners of record as of February 5, 2004, and was paid on February 12, 2004.

         ACQUISITIONS

         On February 12, 2004, the Company acquired the Colonial Center at Research Place II building , a 215,485 square foot office building, located in Huntsville, Alabama. The Colonial Center at Research Place II building was completed in 1984 and is located adjacent to our existing development Colonial Center at Research Park. The total purchase price was $13.1 million and was funded through borrowings on our unsecured line of credit.

         FINANCING ACTIVITY

         On February 18, 2004, CRLP amended the terms of the $100.0 million 8.875% Series B preferred units, which were originally issued in a private placement. Under the amended terms, the Series B preferred units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The Series B preferred units are exchangeable for 7.25% Series B Preferred Shares of the Company, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

         DISPOSITIONS

         On March 1, 2004, the Company sold Colonial Promenade University Park I, a 215,590 square-foot retail asset located in Orlando, Florida. The total sales price was $21.3 million, which was used to support the Company's investment activities. At December 31, 2003, this asset was classified as a held for sale asset (See Note 3 for further discussion).

19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2003 and 2002. The information provided herein has been reclassified in accordance with SFAS No. 144 for all periods presented.

                                                2003
---------------------------------------------------------------------------------------------------
                                                       First       Second       Third       Fourth
   (in thousands, except per share data)              Quarter      Quarter     Quarter      Quarter
                                                     --------     --------    --------     --------
Revenues                                             $ 70,471     $ 73,596    $ 71,181     $ 73,978
Income from continuing operations                       5,506        8,720       6,449        7,798
Income from discontinued operations                    10,494        3,511       4,085        5,702
Net income                                             16,000       12,231      10,534       13,500
Preferred dividends                                    (3,891)      (3,973)     (3,724)      (3,696)
Preferred share issuance costs                              -       (4,451)          -            -
Net income available to common shareholders            12,109        3,807       6,810        9,804

Net income per share:
     Basic                                           $   0.52     $   0.16    $   0.26     $   0.36
     Diluted                                         $   0.52     $   0.15    $   0.26     $   0.36
Weighted average common shares outstanding:
     Basic                                             23,236       24,312      26,002       26,267
     Diluted                                           23,405       24,562      26,275       26,666

                                                2002
---------------------------------------------------------------------------------------------------
                                                       First        Second      Third       Fourth
    (in thousands, except per share data)             Quarter      Quarter     Quarter     Quarter
                                                     --------     --------    --------     --------
Revenues                                             $ 66,500     $ 67,607    $ 70,435     $ 75,198
Income from continuing operations                      12,919       21,790       8,199       10,114
Income from discontinued operations                     3,877        3,874       7,795        4,809
Net income                                             16,796       25,664      15,994       14,923
Preferred dividends                                    (3,891)      (3,891)     (3,891)      (3,892)
Net income available to common shareholders            12,905       21,773      12,103       11,031

Net income per share:
     Basic                                           $   0.60     $   0.99    $   0.54     $   0.49
     Diluted                                         $   0.60     $   0.97    $   0.53     $   0.48
Weighted average common shares outstanding:
     Basic                                             21,383       22,040      22,517       22,659
     Diluted                                           21,601       22,359      22,800       22,886

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Colonial Properties Trust (the "Company") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, on January 1, 2003.

As discussed in Note 3 to the consolidated financial statements, as a result of the Company's disposition and planned disposition of certain operating properties during 2004, the consolidated financial statements have been restated to reflect such operations as discontinued operations.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
March 1, 2004, except for Notes 3 and 7, as to which the date is November 30, 2004

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